Exhibit 10.1

U.S. $2,750,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 24, 2021

Among

BECTON, DICKINSON AND COMPANY

as Borrower

and

THE LENDERS NAMED HEREIN

as Lenders

CITIBANK, N.A.

as Administrative Agent

CITIBANK, N.A.,
WELLS FARGO SECURITIES, LLC,
BARCLAYS BANK PLC,
BNP PARIBAS SECURITIES CORP.,
GOLDMAN SACHS BANK USA,
JPMORGAN CHASE BANK, N.A.,
MORGAN STANLEY SENIOR FUNDING, INC.,
THE BANK OF NOVA SCOTIA,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and
US BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

WELLS FARGO BANK, N.A.,

as Syndication Agent

and

BARCLAYS BANK PLC,
BNP PARIBAS SECURITIES CORP.,
GOLDMAN SACHS BANK USA,
JPMORGAN CHASE BANK, N.A.,
MORGAN STANLEY SENIOR FUNDING, INC.,
THE BANK OF NOVA SCOTIA,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and
US BANK NATIONAL ASSOCIATION
as Co-Documentation Agents

i

ii

SCHEDULES

Schedule I	Commitments
Schedule II	Subsidiary Indebtedness

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Assignment and Assumption
Exhibit D	Form of Solvency Certificate
Exhibit E-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders Not Treated as Partnerships)
Exhibit E-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants Not Treated as Partnerships)
Exhibit E-3	Form of U.S. Tax Compliance Certificate (For Foreign Lenders Treated as Partnerships)
Exhibit E-4	Form of U.S. Tax Compliance Certificate (For Foreign Participants Treated as Partnerships)

iii

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 24, 2021

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into by and among BECTON, DICKINSON AND COMPANY, a New Jersey corporation (the “Borrower”), the banks (the “Lenders”) and issuers of letters of credit (“Initial Issuing Banks”) listed on Schedule I hereto and CITIBANK, N.A. (“Citibank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as hereinafter defined).

WHEREAS, the  Borrower is party to the Existing Credit Agreement (as hereinafter defined); and

WHEREAS, the Borrower has requested, among other things, that the Lenders make certain changes to the Existing Credit Agreement as contained herein and amend and restate the Existing Credit Agreement in whole, without constituting a novation.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree to amend and restate the Existing Credit Agreement in its entirety without constituting a novation, effective on the Effective Date, as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.    Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Debt” means Debt of a Subsidiary of the Borrower acquired pursuant to an acquisition not prohibited under this Agreement (or Debt assumed at the time of such acquisition of an asset securing such Debt); provided that such Debt was not incurred in connection with, or in anticipation or contemplation of, such acquisition.

“Additional Amounts” has the meaning specified in Section 2.13(b).

“Administrative Agent” has the meaning specified in the preamble hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing (including Swingline Loans) and, other than a Swingline Loan, refers to a Base Rate Advance or a Eurocurrency Rate Advance, each of which shall be a “Type” of Advance.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the voting capital stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of such voting capital stock, by contract or otherwise.

“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Administrative Agent maintained by the Administrative Agent at Citibank at its office at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications or such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders for such purpose and (b) in the case of Advances denominated in Euros, the account of the Administrative Agent designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders for such purpose.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means, collectively, the Patriot Act, Beneficial Ownership Regulation and any other applicable terrorism or money laundering laws, rules, regulations or orders.

“Applicable Facility Fee Rate” for any Rating Level Period means the rate per annum set forth below opposite the reference to such Rating Level Period:

Rating Level Period	Applicable Facility Fee Rate
Level 1 Period	0.080%
Level 2 Period	0.090%
Level 3 Period	0.110%
Level 4 Period	0.150%
Level 5 Period	0.225%

Each change in the Applicable Facility Fee Rate resulting from a Rating Level Change shall be effective on the effective date of such Rating Level Change.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Margin” means, for any Type of Advance at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type by reference to the then applicable Rating Level Period as set forth below:

Rating Level Period	Applicable Margin
	Base Rate Advances	Eurocurrency Rate Advances
Level 1 Period	0.00%	.795%
Level 2 Period	0.00%	.910%
Level 3 Period	0.015%	1.015%
Level 4 Period	0.10%	1.10%
Level 5 Period	0.40%	1.40%

Each change in the Applicable Margin resulting from a Rating Level Change shall be effective commencing on the effective date of such Rating Level Change.

“Arrangers” means Citibank, N.A., Wells Fargo Securities, Barclays Bank PLC, BNP Paribas Securities Corp., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and US Bank National Association, in their respective capacities as a Joint Lead Arranger and Joint Bookrunner with respect hereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning specified in Section 2.18(b).

“Assumption Agreement” has the meaning specified in Section 2.18(c).

“Available Amount” of a Letter of Credit at any time means the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any currency, as applicable, (x) if any then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail‑In Action” means the exercise of any Write‑Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail‑In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail‑In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any period, a fluctuating interest rate per annum in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a)          the rate of interest announced publicly by Citibank in New York, New York from time to time as Citibank’s prime rate;

(b)          1/2 of one percent per annum above the Federal Funds Rate for such period; and

(c)          LIBOR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day and in any event not less than 0.0%) plus 1%, provided that, for the avoidance of doubt, LIBOR for any day shall be based on the rate appearing on the Bloomberg Screen LIBOR01 (or on any successor or substitute page of such page) at approximately 11:00 a.m.  London time on such day.

; provided, that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Base Rate Advance” means an Advance denominated in Dollars which bears interest as provided in Section 2.08(a)(i) or 2.08(b)(i)(x).

“Benchmark” means, initially, (i) with respect to amounts denominated in Dollars, LIBOR, and (ii) with respect to any amounts denominated in Euros, EURIBOR; provided that if a replacement of an initial or subsequent Benchmark has occurred pursuant to Section 2.10, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1)          For purposes of clause (g) of Section 2.10, the first alternative set forth below that can be determined by the Administrative Agent:

(a)          the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration; provided, that if any Available Tenor of LIBOR does not correspond to an Available Tenor of Term SOFR, the Benchmark Replacement for such Available Tenor of LIBOR shall be the closest corresponding Available Tenor (based on tenor) for Term SOFR and if such Available Tenor of LIBOR corresponds equally to two Available Tenors of Term SOFR, the corresponding tenor of Term SOFR with the shorter duration shall be applied, or

(b)          the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (1)(a) of this definition (which spread adjustment, for the avoidance of doubt, shall be 0.11448% (11.448 basis points); and

(2)        For purposes of clause (1)(b) of this definition, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for syndicated credit facilities at such time denominated in the applicable currency in the U.S. syndicated loan market;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of one or more of the following events: a public statement or publication of information by or on behalf of the administrator of any then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrowing” means (a) a borrowing consisting of simultaneous Advances of the same Type and currency and having the same Interest Period, (b) other than for purposes of Sections 2.01, 2.02 and 3.02, (i) the simultaneous Conversion of Advances of one Type to Advances of the other Type (having, in the case of Conversions into Eurocurrency Rate Advances, the same Interest Period) and (ii) the simultaneous Continuation of Eurocurrency Rate Advances as Eurocurrency Rate Advances having the same Interest Period and (c) a Swingline Loan.

“Borrowing Minimum” means, in respect of Advances denominated in Dollars, $10,000,000 and, in respect of Advances denominated in Euros, €10,000,000; provided, however, in respect of Swingline Loans, the “Borrowing Minimum” shall be $100,000.

“Borrowing Multiple” means, in respect of Advances denominated in Dollars, $1,000,000 and, in respect of Advances denominated in Euros, €1,000,000; provided, however, in respect of Swingline Loans, the “Borrowing Multiple” shall be $1,000.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to:

(a)          any Eurocurrency Rate Advances denominated in Dollars, a day on which dealings in dollar deposits are carried on in the London interbank eurodollar market; and

(b)          any Eurocurrency Rate Advances denominated in Euros, a day on which dealings are carried on in the London interbank eurodollar market and is a TARGET2 Day.

 “Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP provided, however, that any obligations relating to a lease that would have been accounted for by the Borrower or a Subsidiary of the Borrower as an operating lease in accordance with GAAP as of the Effective Date shall be accounted for as an operating lease and not a Capital Lease Obligation for all purposes under this Agreement.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent or the Swingline Lender, as applicable, for the benefit of one or more of the Issuing Banks or Lenders or the Swingline Lender, as collateral for L/C Obligations, Swingline Loans or obligations of Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank or the Swingline Lender, as applicable shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank or the Swingline Lender, as applicable.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CGMI” means Citigroup Global Markets Inc.

“CGMI Fee Letter” means the fee letter relating to the Facility hereunder, dated as of August 30, 2021, by and between CGMI and the Borrower.

“Change in Control” means any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this paragraph such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) is or becomes the “beneficial owner” (as such term is used in Rule 13d‑3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power of all Voting Stock of the Borrower.

“Citibank” means Citibank, N.A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Revolving Credit Commitment, a Letter of Credit Commitment or a Swingline Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Commitment Termination Date” means the date that is the fifth anniversary of the Effective Date, subject to the extension thereof pursuant to Section 2.06(b), provided, that the Commitment Termination Date of any Lender that is a Non-Extending Lender to any requested extension pursuant to Section 2.06(b) shall be the Commitment Termination Date in effect immediately prior to such extension for all purposes of this Agreement, provided, further, in each case that if such date is not a Business Day, then the Commitment Termination Date shall be the immediately preceding Business Day.

“Communications” has the meaning specified in Section 8.02(d)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of the Borrower and its Consolidated Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiary” means, at any date, any Subsidiary of the Borrower or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Continuation”, “Continue” and “Continued” each refers to a continuation of Eurocurrency Rate Advances from one Interest Period to the next Interest Period pursuant to Section 2.11.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.10 or 2.11.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt” means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) Capital Lease Obligations, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above; provided that neither (x) trade accounts payable arising in the ordinary course of business nor (y) obligations in respect of insurance policies or performance or surety bonds which are not themselves guarantees of Debt (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same) nor (z) obligations in respect of daylight overdraft facilities or intra-day loans, in each case, so long as such obligations and loans are not outstanding overnight, shall constitute Debt.

“Debtor Relief Laws” means Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Default” means an event that, with notice or lapse of time or both, would become an Event of Default.

“Defaulting Lender” mean at any time, subject to Section 2.19, any Lender that (a) has failed to (i) fund all or any portion of its Advances or participations in Swingline Loans within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, Swingline Lender or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, Swingline Lender or any other Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail‑in Action; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a governmental authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, provided, however, that, in any such case such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19) upon delivery of written notice of such determination to the Borrower and each Lender.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.

“Early Opt-in Election” means, if the then-current Benchmark is LIBOR, the occurrence of the following:

(1)          with respect to Dollars, a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)          the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EBITDA” means, for any period, the sum (without duplication), for the Borrower and its Consolidated Subsidiaries (on a consolidated basis), of (a) net income for such period, plus (b) to the extent deducted in determining net income for such period, the sum of (i) depreciation and amortization for such period, (ii) Interest Expense for such period, (iii) taxes for such period, (iv) extraordinary or unusual charges, expenses or losses, (v) any cash fees, expenses and charges related to the Transactions or other acquisitions permitted hereunder, whether or not successful, including related integration costs of the Borrower and its Subsidiaries, (vi) any other nonrecurring or non-cash charges, expenses or losses, (vii) stock-based compensation expense, (viii) severance and retention costs related to the Transactions, (ix) losses (including all fees and expenses or charges relating thereto) on sales of assets outside of the ordinary course of business and losses from discontinued operations, (x) any losses (including all fees and expenses or charges relating thereto) on the retirement of debt, and (xi) minority interest expense, in each case for such period, and minus (c) to the extent included in determining such net income for such period, the sum of (i) any extraordinary, unusual or other nonrecurring income or gains, (ii) gains on sales of assets outside of the ordinary course of business and gains from discontinued operations and (iii) any other non-cash income or gains, in each case for such period.  For the purposes of calculating EBITDA for any period pursuant to any determination of the Leverage Ratio, (i) if at any time during such period the Borrower or any of its Subsidiaries shall have made any Pro Forma Material Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Pro Forma Material Disposition for such period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such period and (ii) if during such period the Borrower or any of its Subsidiaries shall have made a Pro Forma Material Acquisition, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Pro Forma Material Acquisition occurred on the first day of such period. As used in this definition, “Pro Forma Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes a majority of the Equity Interest of a Person and (b) involves the payment of consideration by the Borrower or any of its Subsidiaries in excess of $300,000,000; and “Pro Forma Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $300,000,000.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the earliest date as of which the conditions precedent to effectiveness set forth in Section 3.01 shall have been satisfied (or waived in accordance with Section 8.01).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).

“Environmental Laws” means any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, or toxic or hazardous substances or wastes.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent” means, at any date of determination thereof, the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on such date; provided that if there shall at any time no longer exist such a page on such website, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent with notice to the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“Erroneous Payment” has the meaning specified in Section 7.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 7.11(d)(i).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 7.11(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 7.11(e).

“EU Bail‑In Legislation Schedule” means the EU Bail‑In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” means, for any Interest Period, the rate appearing on Bloomberg Screen EURIBOR01 (or on any successor or substitute page of Bloomberg, or any successor to or substitute for Bloomberg, providing rate quotations comparable to those currently provided on such page of Bloomberg, as determined by the Administrative Agent with notice to the Borrower from time to time for purposes of providing quotations of interest rates applicable to deposits in Euros by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euros) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euros with a maturity comparable to such Interest Period or, if for any reason such rate is not available for the applicable Interest Period but is available for periods that are shorter than and longer than such Interest Period, the rate per annum that results from interpolating on a linear basis between the rate for the longest available period that is shorter than such Interest Period and the shortest available period that is longer than such Interest Period, then the EURIBOR shall be such interpolated screen rate; provided, that if EURIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate Advance” means an Advance denominated in Dollars or Euros which bears interest as provided in Section 2.08(a)(ii) or 2.08(b)(i)(y).

“Eurocurrency Rate Reserve Percentage” of any Lender for any Interest Period for any Eurocurrency Rate Advance means the effective rate (expressed as a percentage) at which reserve requirements (including, without limitation, emergency, supplemental and other marginal reserve requirements) are imposed on such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Period” means, with respect to any additional amount payable under Section 2.13, the period ending 120 days prior to the applicable Lender’s delivery of a certificate referenced in Section 2.13(a) or 2.13(b), as applicable, with respect to such additional amount.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 8.12 or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Commitment Termination Date” has the meaning specified in Section 2.06(b).

“Existing Credit Agreement” means the Credit Agreement dated as of May 12, 2017 (as amended by that certain First Amendment to Credit Agreement, dated as of December 6, 2017, that certain Second Amendment to Credit Agreement, dated as of December 18, 2018, and that certain Commitment Increase Supplement to Credit Agreement, dated as of April 1, 2020), among the Borrower, the banks, financial institutions and other institutional lenders party thereto and Citibank as Administrative Agent for the lenders.

“Facility” means the Revolving Credit Facility or the Letter of Credit Facility, as applicable.

“Facility Fee” has the meaning specified in Section 2.05(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such published intergovernmental agreements.

“FCA” has the meaning specified in Section 2.10(g).

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the rate on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, the CGMI Fee Letter and Wells Fargo Fee Letter.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the initial Benchmark for each currency provided for hereunder.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Special Purpose Subsidiary” means a Subsidiary of the Borrower organized under the laws of any jurisdiction other than the United States of America or the District of Columbia whose principal activity is the issuance of Debt in connection with intercompany loan receivables financing arrangements.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (i) with respect to any Issuing Bank, such Defaulting Lender’s Ratable Share of  the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank or (ii) with respect to the Swingline Lender, Swingline Loans made by the Swingline Lender, in each case, other than L/C Obligations or Swingline Loans, as applicable, as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” has the meaning specified in Section 1.03.

“IBA” has the meaning specified in Section 2.10(g).

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate amount interest expense during such period on the Debt of the Borrower and its Consolidated Subsidiaries (on a consolidated basis), including, without limitation, the interest portion of payments under capital lease obligations and any capitalized interest.

“Interest Period” means, with respect to any Eurocurrency Rate Advance, the period beginning on the date such Eurocurrency Rate Advance is made or Continued, or Converted from a Base Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, three or six months, and subject to clause (iii) of this definition, twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 3:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however:

(i)             the Borrower may not select any Interest Period that ends after the Termination Date;

(ii)         each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

(iii)          the Borrower shall not be entitled to select an Interest Period having duration of twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Administrative Agent that such Lender will be providing funding for such Eurocurrency Rate Advance with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Eurocurrency Rate Advance shall be one, three or six months, as specified by the Borrower as the desired alternative to an Interest Period of twelve months; and

(iv)          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance” with respect to any Letter of Credit means the issuance, amendment to increase the face amount thereof, renewal or extension (other than Auto-Extension Letters of Credit) of such Letter of Credit.

“Issuing Bank” means an Initial Issuing Bank, any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 or any other Lender so long as such Eligible Assignee or Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or Lender, as the case may be, shall have a Letter of Credit Commitment.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, upon terms as may be reasonably satisfactory to the Administrative Agent.

“L/C Obligations” means, as of any date, the aggregate Available Amount of outstanding Letters of Credit and Advances made by an Issuing Bank in accordance with Section 2.04 that have not been funded by the Lenders.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” has the meaning specified in Section 2.07(b)(i).

“Lenders” means the Lenders listed on the signature pages hereof, each Issuing Bank, each Assuming Lender and each Person that shall become a party hereto pursuant to Section 2.05, Section 8.07 or Section 8.12. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” has the meaning specified in Section 2.04(a).

“Letter of Credit Agreement” has the meaning specified in Section 2.04(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower and its Subsidiaries in (a) the Dollar amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Assumptions, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.06(a).

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $100,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.06(a).

“Leverage Increase Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes a majority of the Equity Interest of a Person and (b) involves the payment of consideration by the Borrower or any of its Subsidiaries in excess of $1,000,000,000.

“Leverage Increase Period” has the meaning specified in Section 5.02(e).

“Leverage Ratio” means, at any date of determination thereof, the ratio of (a) Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“LIBOR” means, for any Interest Period for an interest rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Bloomberg (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent with notice to the Borrower from time to time) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available for the applicable Interest Period but is available for periods that are shorter than and longer than such Interest Period, the rate per annum that results from interpolating on a linear basis between the rate for the longest available period that is shorter than such Interest Period and the shortest available period that is longer than such Interest Period, then LIBOR shall be such interpolated screen rate; provided, that if LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“LIBOR Daily Floating Rate” means, as of any date, for any Swingline Loan, a rate of interest per annum as published on such date equal to the ICE LIBOR (or the applicable Benchmark Replacement pursuant to Section 2.10(g)), as published by Bloomberg (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent with notice to the Borrower from time to time consistent with the definition of “LIBOR”) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) for a term of thirty (30) days; provided, that if the LIBOR Daily Floating Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. As to any date on which no such rate is available, the term “LIBOR Daily Floating Rate” shall mean such rate as determined on the next preceding Business Day when such rate was determinable.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Document” means this Agreement, each Note, if any, and each L/C Related Document.

“Majority Lenders” means at any time Lenders holding more than 50% of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having more than 50% of the Revolving Credit Commitments.  The Advances and Revolving Credit Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) the legality, validity or enforceability of this Agreement or any other Loan Document.

“Maximum Rate” has the meaning specified in Section 2.08(c).

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of, as applicable, (x) the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time or (y) the aggregate principal amount of the Swingline Loans then outstanding and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Banks and/or the Swingline Lender, as applicable, in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Non‑Extending Lender” has the meaning specified in Section 2.06(b).

“Non-Extension Notice Date” has the meaning specified in Section 2.04(c).

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.04(b).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.12).

“Participant” has the meaning specified in Section 8.07(d).

“Participant Register” has the meaning specified in Section 8.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning specified in Section 7.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Securitization” means one or more accounts receivable facilities pursuant to which the Borrower or a Subsidiary sells its accounts receivable to either (a) a Person that is not a Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Platform” has the meaning specified in Section 8.02(d)(i).

“Plan” means an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.06 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.06 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Rated Securities” means, at any time, the long‑term senior unsecured, unguaranteed debt securities of the Borrower outstanding at such time.

“Rating Level Change” means a change in the rating of the Rated Securities by either or both of Moody’s or Standard & Poor’s (other than as a result of a change in the rating system of such rating agency) that results in the change from one Rating Level Period to another, which Rating Level Change shall be effective on the date on which the relevant change in the rating of the Rated Securities is first announced by Moody’s or Standard & Poor’s, as the case may be.

“Rating Level Period” means, as of any period, the level set forth below as then in effect, as determined in accordance with the following provisions of this definition:

“Level 1 Period” means a period during which the Rated Securities are rated better than or equal to A3 by Moody’s or better than or equal to A- by Standard & Poor’s.

“Level 2 Period” means a period that is not a Level 1 Period during which the Rated Securities are rated better than or equal to Baa1 by Moody’s or better than or equal to BBB+ by Standard & Poor’s.

“Level 3 Period” means a period that is not a Level 1 Period or a Level 2 Period during which the Rated Securities are rated better than or equal to Baa2 by Moody’s or better than or equal to BBB by Standard & Poor’s.

“Level 4 Period” means a period that is not a Level 1 Period, a Level 2 Period or a Level 3 Period during which the Rated Securities are rated better than or equal to Baa3 by Moody’s or better than or equal to BBB- by Standard & Poor’s.

“Level 5 Period” means each period other than a Level 1 Period, a Level 2 Period, a Level 3 Period or a Level 4 Period, during which the Rated Securities are rated equal to or worse than Ba1 by Moody’s or equal to or worse than BB+ by Standard & Poor’s.

For purposes of the foregoing, (a) if only one of Moody’s and Standard & Poor’s shall have in effect a rating for the Rated Securities, the Rating Level Period shall be determined by reference to the available rating and (b) if the Rated Securities are rated by Moody’s and Standard & Poor’s with ratings that would otherwise fall within different Rating Level Periods, the applicable Rating Level Period shall be determined by the rating that results in the higher Rating Level Period except that if the lower of such ratings would result in a Rating Level Period that is more than one level below the higher of such Rating Level Periods, the Rating Level Period shall be determined by reference to the rating that is one level above the lower of such ratings.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Permitted Securitizations and that in each case engages only in activities reasonably related or incidental thereto; provided that the equity interests of each Receivables Subsidiary shall at all times be 100% owned, directly or indirectly, by the Borrower.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning specified in Section 8.07(c).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Advances or Swingline Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto and (ii) with respect to a Benchmark Replacement in respect of Advances denominated in Euros, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Removal Effective Date” has the meaning specified in Section 7.07(b).

“Replaced Lender” has the meaning specified in Section 8.12(a).

“Replacement Lender” has the meaning specified in Section 8.12(a).

“Resignation Effective Date” has the meaning specified in Section 7.07(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.06 or increased pursuant to Section 2.18.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or permanently resident in a Sanctioned Country or (c) any Person owned 50% or more by, directly or indirectly controlled by, or acting on behalf of, any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“Sanctions Laws” means, collectively, the laws, rules, regulations and orders associated with any Sanctions.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Solvency Certificate” means a solvency certificate substantially in the form attached hereto as Exhibit D.

“Solvent” means, with respect to the Borrower and its Subsidiaries (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For the purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Standard & Poor’s” means S&P Global Ratings.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless otherwise specified, “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future, spot currency purchase, hedging or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means, with respect to the Swingline Lender, the obligation of the Swingline Lender to issue Swingline Loans to the Borrower in (a) the Dollar amount set forth opposite the Swingline Lender’s name on Schedule I hereto under the caption “Swingline Commitment” or (b) if the Swingline Lender has entered into one or more Assignment and Assumptions, the Dollar amount set forth for the Swingline Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as the Swingline Lender’s “Swingline Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.06(a).

“Swingline Lender” means Wells Fargo Bank in its capacity as lender of Swingline Loans hereunder and any Eligible Assignee to which the Swingline Commitment has been assigned.

“Swingline Loan” means an Advance made pursuant to Section 2.03.

“TARGET2 Day” means any day on which the Trans‑European Automated Real‑time Gross Settlement Express Transfer (TARGET2) System (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means the latest Commitment Termination Date of any Lender or the earlier date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01.

“Transactions” means the consummation the transactions contemplated hereby and the payment of fees and expenses related thereto.

“Type” has the meaning specified in the definition of Advance.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender but not as an Issuing Bank) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.04(d) that have not been ratably funded by such Lender and outstanding at such time.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f).

“Wells Fargo" means, collectively, Wells Fargo Bank and Wells Fargo Securities.

“Wells Fargo Fee Letter” means the fee letter relating to the Facility hereunder, dated as of August 30, 2021, by and between Wells Fargo and the Borrower.

“Wells Fargo Bank” means Wells Fargo Bank, N.A.

“Wells Fargo Securities” means Wells Fargo Securities, LLC.

“Withholding Agents” means the Borrower and the Administrative Agent.

“Write‑Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write‑down and conversion powers of such EEA Resolution Authority from time to time under the Bail‑In Legislation for the applicable EEA Member Country, which write‑down and conversion powers are described in the EU Bail‑In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Voting Stock” means, at any time, the outstanding Equity Interests of the Borrower entitled to vote generally in the election of directors of the Borrower.

SECTION 1.02.     Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03.    Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles (“GAAP”) as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any defined term or covenant to eliminate the effect of any change in GAAP on the operation of such defined term or covenant (or if the Administrative Agent notifies the Borrower that the Majority Lenders wish to amend such defined term or covenant for such purpose), then the Borrower’s compliance with this Agreement shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such defined term or covenant is amended in a manner satisfactory to the Borrower and the Majority Lenders.

SECTION 1.04.      Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereto.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01.      The Advances.

(a)          Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in Dollars or Euros to the Borrower from time to time on any Business Day during the period from the Effective Date until the earlier of the Commitment Termination Date applicable to such Lender and the Termination Date in an amount not to exceed the amount of such Lender’s Unused Commitment.

(b)          Each Borrowing (i) shall (except as otherwise provided in Sections 2.10(e) and (f)) be in an aggregate amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and (ii) other than with respect to Swingline Loans, shall consist of Advances of the same Type (and, if such Advances are Eurocurrency Rate Advances, having the same currency and Interest Period) made, Continued or Converted on the same day by the Lenders ratably according to their respective Revolving Credit Commitments.  Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.12(a) and reborrow under this Section 2.01.

SECTION 2.02.     Making the Advances.

(a)         Each Borrowing shall be made on notice, given not later than 3:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing (in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars), given not later than 3:00 P.M. (New York City time) on the fourth Business Day prior to the date of the proposed Borrowing (in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Euros), or given not later than 1:00 P.M. (New York City time) on the Business Day of the proposed Borrowing (in the case of a Borrowing consisting of Base Rate Advances), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by transmission by facsimile or electronic communication.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by transmission by facsimile or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, currency and initial Interest Period for each such Advance.  Each Lender shall, (i) in the case of a Borrowing denominated in Dollars, before 2:00 P.M. (New York City time) on the date of such Borrowing or (ii) in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Euros, before 9:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the address of the applicable Agent’s Account.  Each Notice of Borrowing shall be irrevocable and binding on the Borrower except to the extent conditioned upon the occurrence or non-occurrence of any event specified therein, in which case such notice may, subject to any amounts payable under Section 8.04(c), be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided that Swingline Loans shall be made as provided in Section 2.03.

(b)          Anything in subsection (a) above to the contrary notwithstanding, the Borrower may only select Eurocurrency Rate Advances for any Borrowing (other than Swingline Loans which shall be governed by Section 2.03) in an aggregate amount of the Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof.

(c)          Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender (x), the Federal Funds Rate in the case of Advances denominated in Dollars or (y) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Euro.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement (and such Advance shall be deemed to have been made by such Lender on the date on which such amount is so repaid to the Administrative Agent).

(i)         The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.     Swingline Loans.

(a)        Commitment.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Effective Date until 30 days before the Termination Date, in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000, (ii) the total Advances exceeding the aggregate Revolving Credit Commitment or (iii) the aggregate amount of the Swingline Lender’s Advances and L/C Obligations exceeding the Swingline Lender’s Revolving Credit Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Advance.  Within the foregoing limits and subject to the terms and conditions set forth herein, the relevant Borrower may borrow, prepay and reborrow Swingline Loans.

(b)        Borrowing Procedure.  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by written notice (including by email), not later than 2:00 p.m., (New York City time) on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender or by wire transfer, automated clearinghouse debit or interbank transfer to such other account, accounts or Persons designated by the Borrower in the applicable request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(d), by remittance to the applicable Issuing Bank) by 3:00 p.m., (New York City time), on the requested date of such Swingline Loan.

(c)          Lender Participation in Swingline Loans.  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., (New York City time), on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Ratable Share of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Ratable Share of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Swingline Loans or Advances made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower in writing of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower (or such other Person) for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.04.      Letters of Credit.

(a)         Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) denominated in Dollars or Euros for the account of the Borrower or any of its Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an Available Amount not to exceed an amount equal to the Unused Commitments of the Lenders at such time; provided that (x) the aggregate Available Amount of all Letters of Credit issued by all Issuing Banks shall not exceed at any time the Letter of Credit Facility at such time and the aggregate Available Amount of all Letters of Credit issued by any Issuing Bank shall not exceed at any time such Issuing Bank’s Letter of Credit Commitment at such time and (y) no Issuing Bank shall be under any obligation to issue any letter of credit if the issuance of the letter of credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.  No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than 10 Business Days before the Termination Date, provided that no Letter of Credit may expire after the Commitment Termination Date of any Non‑Consenting Lender if, after giving effect to such issuance, the aggregate Revolving Credit Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Commitment Termination Date would be less than the aggregate Available Amount of all Letters of Credit expiring after such Commitment Termination Date.  Within the limits referred to above, the Borrower may from time to time request the issuance of Letters of Credit under this Section 2.04(a).

(b)         Request for Issuance.  (i)  Each Letter of Credit shall be Issued upon notice, given not later than 11:00 A.M. (New York City time) on the third Business Day (in the case of Letters of Credit denominated in Dollars) and fifth Business Day (in the case of Letters of Credit denominated in Euros) prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank and to the Administrative Agent.  Each such notice by the Borrower of an Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by hand or by transmission by facsimile or electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank). specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount and currency of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Borrower shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw), such Issuing Bank shall, unless such Issuing Bank has received written notice from the Administrative Agent, at least one Business Day prior to the requested date of Issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.02 shall not then be satisfied, then, subject to the terms and conditions hereof, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.  Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as such Issuing Bank or the Administrative Agent may reasonably require.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.  Notwithstanding anything to the contrary in this Agreement, the Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(ii)        If the Borrower so requests in any applicable Notice of Issuance, the applicable Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than five Business Days before the Termination Date; provided, however, that the applicable Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(c)        Participations.  By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the Available Amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit.  The Borrower hereby agrees to each such participation.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower as provided in Section 2.04(d), or of any reimbursement payment required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be an Advance to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.18, an assignment in accordance with Section 8.07 or otherwise pursuant to this Agreement.

(d)         Drawing and Reimbursement.  The Borrower shall reimburse the applicable Issuing Bank for each disbursement under a Letter of Credit issued by it (x) on the date of such disbursement if the Borrower receives written notice thereof from such Issuing Bank not later than 10:00 A.M. (New York City time) on such date or (y) within one Business Day of such disbursement if the Borrower receives written notice thereof from such Issuing Bank later than 10:00 A.M. (New York City time) on such date.

The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower in accordance with the foregoing sentence shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which shall be a Base Rate Advance, in the amount of such draft (or the Dollar Equivalent thereof, in the case of a Letter of Credit issued in Euros).  Each Issuing Bank shall give prompt notice of each disbursement under any Letter of Credit issued by it to the Borrower and the Administrative Agent and may at any time instruct the Administrative Agent to make demand on each Lender to fund its participation in such Letter of Credit with regard to which the Borrower has failed to reimburse within the required time period.  Upon written demand by the Administrative Agent, with a copy of such demand to such Issuing Bank and the Borrower, each Lender shall pay to the Administrative Agent such Lender’s Ratable Share of such outstanding Advance pursuant to Section 2.04(c).  Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank.  Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  If and to the extent that any Lender shall not have so made the amount of such Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.  If such Lender shall pay to the Administrative Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(e)        Letter of Credit Reports.  Each Issuing Bank shall furnish (A) to the Administrative Agent and each Lender (with a copy to the Borrower) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (B) to the Administrative Agent and each Lender (with a copy to the Borrower) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(f)          Failure to Make Advances.  The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.04(d) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

(g)        Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)          Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.05.     Certain Fees.

(a)         Facility Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) on the average daily amount (whether used or unused) of such Lender’s Revolving Credit Commitment from the Effective Date (in the case of each Bank) and from the effective date specified in the Assignment and Assumption or the Assumption Agreement, as applicable, pursuant to which it became a Lender (in the case of each such Lender) until the earlier of the Commitment Termination Date applicable to such Lender and the Termination Date (or such later date on which the Advances made by such Lender have been paid in full and the participations in Letters of Credit of such Lender have been terminated, but payable on the outstanding principal amount of such Advances and the aggregate Available Amount of outstanding Letters of Credit) at a rate per annum equal to the Applicable Facility Fee Rate as in effect from time to time.  Accrued Facility Fees shall be paid on the last Business Day of each March, June, September and December and on the Termination Date (or such later date on which the Advances made by such Lender have been paid in full and the participations in Letters of Credit of such Lender have been terminated, but payable on the outstanding principal amount of such Advances and the aggregate Available Amount of outstanding Letters of Credit); provided that, except as provided in Section 2.19(a)(iii), no Defaulting Lender shall be entitled to receive any facility fee in respect of its Revolving Credit Commitment for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender), other than a facility fee, as described above, on the aggregate principal amount of Advances funded by such Defaulting Lender outstanding from time to time.

(b)          Letter of Credit Fees.

(i)          The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances in effect from time to time.  Accrued Letter of Credit commissions shall be paid on the last Business Day of each March, June, September and December and on the Termination Date (or such later date on which the participations in Letters of Credit of such Lender have been terminated).

(ii)         The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee (i) with respect to each commercial Letter of Credit issued by it, at the rate equal to 0.125% (or such lesser percentage as may be agreed by such Issuing Bank), computed on the Available Amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit issued by it increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the applicable Issuing Bank, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, equal to 0.125% per annum (or such lesser percentage as may be agreed by such Issuing Bank) payable on the Available Amount of each Letter of Credit issued by it, payable quarterly in arrears on the last Business Day of each March, June, September and December, and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c)        Administrative Agent’s Fee.  The Borrower acknowledges its agreement to pay to the Administrative Agent, for the Administrative Agent’s own account, an administrative agency fee at the times and in the amounts heretofore agreed between the Borrower and the Administrative Agent.

SECTION 2.06.      Reduction and Extensions of the Commitments.

(a)         Commitment Reductions.  The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Unused Commitments, the Unissued Letter of Credit Commitments or Swingline Commitment, provided that each partial reduction shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.  Once reduced or terminated, the Commitments may not be reinstated.

(b)          Commitment Extensions.

(i)          The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) request that the Lenders extend the Commitment Termination Date for up to two additional one‑year periods from the Commitment Termination Date then in effect hereunder (the “Existing Commitment Termination Date”); provided, that such extended Commitment Termination Date shall not be later than the fifth anniversary of the date of such extension; provided, further, that no more than one such extension request may occur in any twelve-month period.

(ii)         Each such Lender, acting in its sole discretion, shall, by notice to the Borrower and the Administrative Agent given no later than the date that is 20 days after the date of the extension request (or, if such date is not a Business Day, the next succeeding Business Day, the “Consent Date”), advise the Borrower and the Administrative Agent whether or not such Lender agrees to such extension; provided that each Lender that determines not to so extend the Commitment Termination Date (a “Non‑Extending Lender”) shall notify the Administrative Agent (which shall notify the other Lenders) of such fact promptly after such determination (but in any event no later than the Consent Date) and any Lender that does not so advise the Borrower on or before the Consent Date shall be deemed to be a Non‑Extending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(iii)         The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the Consent Date.

(iv)        If and only if the total of the Commitments of the Lenders that have agreed to extend their Commitment Termination Date (after giving effect to any substitution of Lenders in accordance with Section 8.12) shall be more than 50% of the aggregate Revolving Credit Commitment in effect immediately prior to the applicable Consent Date, then, effective as of such Consent Date, the Commitment Termination Date of each extending Lender shall be extended automatically, without any other action by any Person, to the date that is one year after the Existing Commitment Termination Date, provided that on the Consent Date, the representations and warranties in Section 4.01 are true and correct as of such date and no Default or Event of Default shall have occurred and be continuing.  The Administrative Agent will promptly notify the Borrower and the Lenders of each extension of the Commitment Termination Date pursuant to this Section 2.06(b).

SECTION 2.07.     Repayment of Advances and Letter of Credit Drawings.

(a)          Advances.

(i)          The Borrower hereby promises to pay to the Administrative Agent for account of each Lender the entire outstanding principal amount of such Lender’s Advances, and each Advance shall mature, on the earlier of the Commitment Termination Date applicable to such Lender and the Termination Date.

(ii)       The Borrower hereby promises to pay to the Swingline Lender the entire outstanding principal amount of the Swingline Lender’s Swingline Loans, and the Swingline Loans shall mature, on the earlier of the Commitment Termination Date and the date that is ten Business Days after such Swingline Loan is made; provided that on each date that an Advance is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)        Letter of Credit Drawings.  The obligations of the Borrower under this Agreement and any Letter of Credit Agreement and any other agreement or instrument relating to or any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof):

(i)         any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii)         any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)       the existence of any claim, set‑off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)        any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)         payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(vi)        any exchange, release or non‑perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents;

(vii)       waiver by any Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice the Borrower;

(viii)      honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(ix)        any payment made by any Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable; or

(x)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.08.      Interest.

(a)          Ordinary Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender, from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)           Base Rate Advances.  If such Advance is a Base Rate Advance, a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances as in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)        Eurocurrency Rate Advances.  If such Advance is a Eurocurrency Rate Advance, a rate per annum for each Interest Period for such Advance equal to the sum of the applicable Benchmark for such Interest Period plus the Applicable Margin for Eurocurrency Rate Advances as in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs every three months after the first day of such Interest Period, and on the date such Eurocurrency Rate Advance shall be Continued, Converted or paid in full.

(iii)       Swingline Loans. If such Advance is a Swingline Loan, a rate per annum for such Advance equal to the sum of the LIBOR Daily Floating Rate plus the Applicable Margin for Eurocurrency Rate Advances as in effect from time to time, payable in arrears on (i) if any Swingline Loan is outstanding on such date, the last Business Day of each March, June, September and December and (y) the date such Swingline Loan is required to be, or is, repaid in full.

(b)          Default Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance that is not paid when due (whether at stated maturity, by acceleration or otherwise), and on the unpaid amount of any interest, fee or other amount payable hereunder that is not paid when due, payable on demand, at a rate per annum during the period from the due date thereof to the date on which such amount is paid in full equal to:

(i)           in the case of any amount of principal of such Advance:

(x)           in the case of any Base Rate Advance, 2% plus the rate which would otherwise be applicable to such Advance, and

(y)           in the case of any Eurocurrency Rate Advance denominated in Dollars, for the balance of the then current Interest Period, 2% plus the rate which would otherwise be applicable to such Advance for such Interest Period and thereafter, 2% plus the Base Rate as in effect from time to time and in the case of any Eurocurrency Rate Advance denominated in Euros, 2% plus the rate which would otherwise be applicable to such Advance, and

(ii)         in the case of all other amounts, 2% plus the Base Rate as in effect from time to time.

(c)          Limitation on Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent, any Issuing Bank or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances (or to Cash Collateralize Letters of Credit) or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent, an Issuing Bank or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, apply any excess to the payment of outstanding principal, expenses, fees, or premiums rather than interest.

SECTION 2.09.     Additional Interest on Eurocurrency Rate Advances.  The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or the equivalent), additional interest on the unpaid principal amount of each Eurocurrency Rate Advance of such Lender, from the date of such Eurocurrency Rate Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) LIBOR for the then‑current Interest Period for such Eurocurrency Rate Advance from (ii) the rate obtained by dividing LIBOR by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Eurocurrency Rate Advance.  Any Lender wishing to require payment of such additional interest shall so notify the Borrower and the Administrative Agent and shall furnish to the Borrower at least five Business Days prior to each date on which interest is payable on the Eurocurrency Rate Advances of such Lender a certificate (which certificate shall be conclusive and binding for all purposes, absent manifest error) setting forth the basis for such assertion and the amount to which such Lender is then entitled under this Section (which shall be consistent with such Lender’s good faith estimate of the level at which the related reserves are being maintained by it).

SECTION 2.10.     Interest Rate Determinations; Changes in Rating Systems.

(a)         The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for the purpose of Section 2.08.

(b)          If Bloomberg Screen LIBOR01 or Bloomberg Screen EURIBOR01 is unavailable,

(i)        the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances for such Interest Period,

(ii)        each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in Euros, be exchanged for Advances in a principal amount equal to the Equivalent in Dollars and be Converted into a Base Rate Advance, and

(iii)        the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)          If, with respect to any Eurocurrency Rate Advances, the Majority Lenders notify the Administrative Agent that LIBOR or EURIBOR, as applicable, for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances in a specified currency for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon

(i)        each Eurocurrency Rate Advance in such specified currency will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in Euros, be exchanged for Advances in a principal amount equal to the Equivalent in Dollars and be Converted into a Base Rate Advance, and

(ii)         the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurocurrency Rate Advances in the specified currency shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(d)       If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in Euros, be Continued with an Interest Period of one month.

(e)        Upon the occurrence and during the continuance of any Event of Default and upon notice from the Administrative Agent to the Borrower at the request of the Majority Lenders, (x) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in Euros, be exchanged for Advances in a principal amount equal to the Equivalent in Dollars and be Converted into a Base Rate Advance and (y) the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

(f)          If the rating system of either Moody’s or Standard & Poor’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the references to specific ratings in this Agreement to reflect such changed rating system or the non‑availability of ratings from such rating agency (provided that any such amendment to such specific ratings shall in no event be effective without the approval of the Majority Lenders).

(g)         On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month tenor settings for LIBOR.   Notwithstanding anything to the contrary herein or in any other Loan Document:

(i)          Replacing LIBOR.  On the earlier of (1) the date that all Available Tenors of the LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (2) the Early Opt-in Effective Date, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)        If LIBOR has been replaced by a Benchmark Replacement pursuant to clause (g)(i) of this Section 2.10 and (I) the applicable Benchmark Replacement on the effectiveness of such replacement was a Benchmark Replacement other than the Benchmark Replacement provided for in clause (1)(a) of the definition of Benchmark Replacement, (II) subsequently, the Relevant Governmental Body recommends for use a forward-looking term rate based on SOFR for amounts denominated in Dollars and the Borrower requests that the Administrative Agent review the administrative feasibility of such recommended forward-looking term rate for purposes of this Agreement and (III) following such request from the Borrower, the Administrative Agent determines (in its sole discretion) that such forward looking term rate is administratively feasible for the Administrative Agent, then the Administrative Agent may (in its sole discretion) provide the Borrower and Lenders with written notice that from and after a date identified in such notice the rate determined in accordance with clause (1)(a) of the definition of “Benchmark Replacement” shall replace the then current Benchmark for all purposes hereunder; provided, however, that such forward looking term rate shall be deemed to be the forward looking term rate referenced in the definition of “Term SOFR” for all purposes hereunder or under any Loan Document in respect of any Benchmark setting and any subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.  For the avoidance of doubt, if the circumstances described in the immediately preceding sentence shall occur, all applicable provisions set forth in this Section 2.10(g) shall apply with respect to such election of the Administrative Agent as completely as if such forward-looking term rate was initially determined in accordance with clause (1)(a) of the definition of “Benchmark Replacement”, including, without limitation, the provisions set forth in clauses (iii) and (vi) of this Section 2.10(g).

(iii)      Replacing Other and Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any such Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.  At any time that the administrator of any then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator or the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative and will not be restored, (a) with respect to amounts denominated in Dollars, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Advances to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances and (b) with respect to amounts denominated in any currency other than Dollars, the obligation of the Lenders to make or maintain Advances referencing such Benchmark in the affected currency shall be suspended (to the extent of the affected amounts or Interest Periods (as applicable)) and any outstanding Advances in such currency shall immediately or, in the case of a term rate at the end of the applicable Interest Period, be prepaid in full.  During the period referenced in the foregoing sentence, if a component of the Base Rate is based upon the Benchmark, such component will not be used in any determination of the Base Rate.

(iv)     Benchmark Replacement Conforming Changes. In connection with the implementation and administration of any Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v)         Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (a) the implementation of any Benchmark Replacement and (b) the effectiveness of any Benchmark Replacement Conforming Changes.  For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.10(g) may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.10(g), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.10(g).

(vi)        Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of any Benchmark Replacement), (a) if any then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (b) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(h)         Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of LIBOR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (b) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to LIBOR or any other Benchmark or have the same volume or liquidity as did LIBOR or any other Benchmark, (c) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.10(g) including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (v) above or otherwise in accordance herewith and (d) the effect of any of the foregoing provisions of this Section 2.10(g).

SECTION 2.11.     Voluntary Conversion and Continuation of Advances.

(a)          Optional Conversion.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 3:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.10 and 2.14, Convert all or any portion of the outstanding Advances denominated in Dollars of one Type comprising part of the same Borrowing into Advances of the other Type; provided that (i) any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and (ii) in the case of any such Conversion of a Eurocurrency Rate Advance into a Base Rate Advance on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c).  Each such notice of a Conversion shall, within the restrictions specified above, specify (x) the date of such Conversion, (y) the Advances to be Converted, and (z) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)         Continuations.  The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 3:00 P.M. (New York City time) on, in the case of Eurocurrency Rate Advances denominated in Dollars, the third Business Day and, in the case of Eurocurrency Rate Advances denominated in Euros, the fourth Business Day prior to the date of the proposed Continuation and subject to the provisions of Sections 2.10 and 2.14, Continue all or any portion of the outstanding Eurocurrency Rate Advances comprising part of the same Borrowing for one or more Interest Periods; provided that (i) Eurocurrency Rate Advances so Continued and having the same Interest Period shall be in an amount not less than the minimum amount specified in Section 2.02(b) and (ii) in the case of any such Continuation on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c).  Each such notice of a Continuation shall, within the restrictions specified above, specify (x) the date of such Continuation, (y) the Eurocurrency Rate Advances to be Continued and (y) the duration of the initial Interest Period (or Interest Periods) for the Eurocurrency Rate Advances subject to such Continuation.  Each notice of Continuation shall be irrevocable and binding on the Borrower.

This Section 2.11 shall not apply to Swingline Loans, which may not be converted or continued.

SECTION 2.12.     Prepayments of Advances.

(a)        The Borrower may, upon, (i) in the case of any prepayment of a Eurocurrency Rate Advance denominated in Dollars, at least three Business Days’ notice to the Administrative Agent, (ii) in the case of any prepayment of a Eurocurrency Rate Advance denominated in Euros, at least four Business Days’ notice to the Administrative Agent, (iii) in the case of any prepayment of a Base Rate Advance, same Business Day notice to the Administrative Agent and (iv) in the case of any prepayment of a Swingline Loan, same Business Day notice to the Swingline Lender stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than the Borrowing Minimum or integral multiples of the Borrowing Multiple in excess thereof, (y) after giving effect to any partial prepayment, each Advance shall have an outstanding principal amount not less than the Borrowing Minimum and (z) in the case of any such prepayment of a Eurocurrency Rate Advance on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

(b)          Mandatory.

(i)         If the Administrative Agent notifies the Borrower at least two Business Days prior to any interest payment date that, on such interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit denominated in Dollars then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Euros plus (C) the aggregate principal amount of all Swingline Loans plus (D) the aggregate Available Amount of all Letters of Credit denominated in Euros then outstanding exceeds 105% of the aggregate Revolving Credit Commitments of the Lenders on such interest payment date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders as of such interest payment date; provided that if the Borrower has Cash Collateralized Letters of Credit in accordance with Section 2.21(a), the aggregate Available Amount of the outstanding Letters of Credit shall be deemed to have been reduced by the amount of such Cash Collateral.  The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.12(b)(i) to the Borrower and the Lenders.

(ii)         Each prepayment made pursuant to this Section 2.12(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid.

SECTION 2.13.     Increased Costs.

(a)         If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurocurrency Rate Reserve Percentage) in or in the interpretation, administration, implementation or application of (to the extent any such introduction or change occurs after the date hereof) any law, rule, treaty or regulation or (ii) the compliance with any guideline, rule, directive or request of any central bank or other governmental authority (including any supra-national body such as the European Union or the European Central Bank) adopted or made after the date hereof (whether or not having the force of law), there shall be any increase in the cost (other than on account of (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit, the Borrower shall from time to time, within 30 days after delivery by such Lender to the Borrower (with a copy to the Administrative Agent) of a certificate as to the amount of (and specifying in reasonable detail the basis for) such increased cost, pay (subject to Section 2.13(c)) to the Administrative Agent for the account of such Lender the amount of the increased costs set forth in such certificate (which certificate shall be conclusive and binding for all purposes, absent manifest error); provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(b)        If any Lender determines that compliance with any law, rule, treaty or regulation enacted or introduced after the date hereof or any guideline, rule, directive or request of any central bank or other governmental authority (including any supra-national body such as the European Union or the European Central Bank) adopted or made after the date hereof (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, within 30 days after delivery by such Lender to the Borrower (with a copy to the Administrative Agent) of a certificate as to (and specifying in reasonable detail the basis for) the Additional Amounts (as hereinafter defined) requested by such Lender, the Borrower shall pay (subject to Section 2.13(c)) to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, the amount specified in such certificate (which certificate shall be conclusive and binding for all purposes, absent manifest error).  For purposes hereof, the “Additional Amounts” that may be requested by any Lender under this Section 2.13(b) means such amounts as such Lender shall reasonably determine to be sufficient to compensate such Lender or any corporation controlling such Lender for any costs that such Lender reasonably determines are attributable to the maintenance by such Lender (or such corporation) of capital or liquidity in respect of its commitments to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or such corporation) to a level below that which such Lender (or such corporation) could have achieved but for the enactment or introduction of such law or regulation or the adoption or making of such guideline or request).

(c)         The Borrower shall not be obligated to pay any additional amounts arising pursuant to clauses (a) and (b) of this Section 2.13 that are attributable to the Excluded Period with respect to such additional amount; provided, that if an applicable law, rule, regulation, guideline or request shall be adopted or made on any date and shall be applicable to the period (a “Retroactive Period”) prior to the date on which such law, rule, regulation, guideline or request is adopted or made, the limitation on the Borrower’s obligations to pay such additional amounts hereunder shall not apply to the additional amounts payable in respect of such Retroactive Period.

(d)        For the avoidance of doubt, this Section 2.13 shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented; provided that any claim made by a Lender under this Section 2.13 shall be generally consistent with such Lender’s treatment of other customers of such Lender that such Lender considers, in its reasonable discretion, to (i) be similarly situated to the Borrower and (ii) have generally similar provisions in their credit agreements with such Lender.

SECTION 2.14.    Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority (including any supra-national body such as the European Union or the European Central Bank) asserts that it is unlawful, for such Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or Euros or to fund or maintain Eurocurrency Rate Advances in Dollars or Euros hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurocurrency Rate Advances denominated in the affected currency shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall upon demand prepay in full all Eurocurrency Rate Advances denominated in the affected currency of all Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Administrative Agent, exchanges all Eurocurrency Rate Advances denominated in the affected currency of all the Lenders then outstanding into Advances in a principal amount equal to the Equivalent in an unaffected currency; provided that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.15.     Payments and Computations.

(a)        The Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in (i) Dollars, without set‑off or counterclaim, not later than 12:00 P.M. or (ii) Euros, without set‑off or counterclaim, not later than 11:00 A.M., in each case (at the applicable Agent’s Account for such currency) on the day when due in such currency to the Administrative Agent or the Swingline Lender, as applicable, by deposit of such funds to the applicable Agent’s Account in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Facility Fees or Letter of Credit commissions ratably (other than amounts payable pursuant to Section 2.09, 2.13, or 2.16 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)         All computations of interest based on Citibank’s base rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on LIBOR or the Federal Funds Rate and of Facility Fees and Letter of Credit commissions shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.09 shall be made by a Lender, on the basis of a year of 360 days (or, in each case of Advances denominated in Euros where market practice differs, in accordance with such market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Facility Fees or Letter of Credit commissions are payable.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)        Whenever any payment hereunder or under the Advances would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest, Facility Fee or Letter of Credit commission, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Euro.

SECTION 2.16.     Taxes.

(a)         Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)        Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)        Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)         Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)         Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a governmental authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)           Status of Lenders.

(i)        Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2)          executed originals of IRS Form W-8ECI;

3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

4)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)         Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)         Survival.  The obligations of each party hereto under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.17.     Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set‑off, or otherwise) on account of the Advances made by it in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower (as to which the provisions of this paragraph shall apply).  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.17 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set‑off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.18.      Increase in the Aggregate Revolving Credit Commitments.

(a)         The Borrower may, at any time but in any event not more than one time a year, by notice to the Administrative Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of $25,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the Termination Date (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $3,250,000,000 and (ii) on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.  The Borrower may simultaneously (x) request one or more of the Lenders to increase the amount of its Revolving Credit Commitment and/or (y) arrange for one or more banks or financial institutions not a party hereto to become parties to and Lenders under this Agreement, pursuant to the terms and conditions set forth below.

(b)        The Administrative Agent shall promptly notify such of the Lenders and one or more Eligible Assignees as are identified by the Borrower to receive the invitation to participate in the requested Commitment Increase of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which such Lenders or Eligible Assignees (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of its Commitment Termination Date in accordance with Section 2.06(b), an “Assuming Lender”) wishing to participate in the Commitment Increase must commit to increase the amount of their respective Revolving Credit Commitments or to establish their respective Revolving Credit Commitments, as the case may be (the “Commitment Date”); provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or more.  Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment.  The requested Commitment Increase shall be allocated among the Lenders willing to participate therein and the Assuming Lenders in such amounts as are specified by the Borrower and approved by each Issuing Bank.

(c)        On each Increase Date, each Assuming Lender shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i)         (A) certified copies of resolutions of the Board of Directors of the Borrower or the executive committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) if reasonably requested by the Administrative Agent, an opinion of counsel for the Borrower (which may be in‑house counsel);

(ii)        an assumption agreement from each Assuming Lender, if any, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Administrative Agent and the Borrower; and

(iii)       confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing reasonably satisfactory to the Borrower and the Administrative Agent.

On each Increase Date, upon fulfillment of the conditions set forth in Section 2.18(a) and in the immediately preceding sentence of this Section 2.18(c), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by transmission by facsimile or electronic communication, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.  Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, purchase at par such of the Advances of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its pro rata share.

SECTION 2.19.     Defaulting Lenders.

(a)          Defaulting Lender Adjustments.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable law:

(i)        Waivers and Amendments.  The Revolving Credit Commitment and Advances of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided, that this clause (i) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender affected thereby.

(ii)        Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder; third, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; fourth, to Cash Collateralize the Issuing Banks’ and Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21; fifth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; sixth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Banks’ or the Swingline Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued or Swingline Loans made under this Agreement, in accordance with Section 2.21; seventh, to the payment of any amounts owing to the Lenders, the Swingline Lender or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Swingline Lender  or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; eighth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and L/C Obligations owed to, all Non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or L/C Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Credit Commitments without giving effect to Section 2.19(b)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)      Certain Fees.  (A)  Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Advances funded by it, and (2) its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21.

(B)          Each Defaulting Lender shall be entitled to receive Letter of Credit commissions for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21.

(C)          With respect to any Facility Fee or Letter of Credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non‑Defaulting Lender that portion of any such fee or commission otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non‑Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such commission otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee or commission.

(iv)       Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non‑Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non‑Defaulting Lender to exceed such Non‑Defaulting Lender’s Revolving Credit Commitment.  Subject to Section 8.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non‑Defaulting Lender as a result of such Non‑Defaulting Lender’s increased exposure following such reallocation.

(v)          Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ or the Swingline Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.21.

(b)         Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and participations in Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 2.19(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non‑Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)         New Letters of Credit and Swingline Loans.  So long as any Lender is a Defaulting Lender, neither the Swingline Lender nor any Issuing Bank shall be required to issue, extend, renew or increase any Swingline Loans or Letter of Credit, as applicable, unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.20.     Evidence of Debt.

(a)         Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances.  The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b)         b) The Register maintained by the Administrative Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)         Entries made in good faith by the Administrative Agent in the Register pursuant to clause (b) above, and by each Lender in its account or accounts pursuant to clause (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error (and in the case of any inconsistency between the Register and the accounts maintained by any Lender or the Administrative Agent, the Register shall govern); provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.21.    Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Bank or the Swingline Lender (in each case, with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Banks’ and/or the Swingline Lender’s Fronting Exposure, as applicable, with respect to such Defaulting Lender (determined after giving effect to any reallocation pursuant to Section 2.19(a) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)          Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks (in its capacity as such) or the Swingline Lender (in its capacity as such), and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations or Swingline Loans, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Swingline Lender and/or the Issuing Banks, as applicable, as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, the Swingline Lender and/or the Issuing Banks, pay or provide to the Administrative Agent and/or the Swingline Lender, as applicable, additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)         Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.21 or Section 2.19 in respect of (i) Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and (ii) Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Swingline Loans (in each case, including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)        Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s and/or Swingline Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.21 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and each Issuing Bank or the Swingline Lender, as applicable, that there exists excess Cash Collateral; provided that, subject to Section 2.19 the Person providing Cash Collateral and each Issuing Bank or the Swingline Lender, as applicable, may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

ARTICLE III

CONDITIONS OF LENDING

SECTION 3.01.    Conditions Precedent to Effective Date.  The amendment and restatement of the Existing Credit Agreement pursuant to this Agreement shall become effective on the date that all of the following conditions precedent have been satisfied (or waived in accordance with Section 8.01):

(a)         The Administrative Agent shall have received (i) a counterpart of this Agreement signed on behalf of each party hereto or (ii) written evidence (which may include electronic transmission of a signed signature page of this Agreement) that each party hereto has signed a counterpart of this Agreement, together with a Note executed by the Borrower with respect to each Lender that has requested the same pursuant to Section 2.20 at least 5 Business Days prior to the Effective Date.

(b)         The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of the Borrower approving, and authorizing the execution, delivery and performance of, this Agreement, the Notes and of all documents evidencing other necessary corporate actions and governmental approvals, if any, with respect to this Agreement and the Notes.

(c)         The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the Borrower’s certificate of incorporation and by-laws and certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes.

(d)         The Administrative Agent shall have received a certificate from the Secretary of State of New Jersey dated as of a date reasonably close to the date of such effectiveness as to the good standing of and charter documents filed by the Borrower.

(e)          The Administrative Agent shall have received a customary favorable opinion of counsel to the Borrower, in form and substance reasonably acceptable to the Administrative Agent.

(f)          The Administrative Agent shall have received at least three Business Days prior to the Effective Date all documentation and other information regarding the Borrower required by bank regulatory authorities under applicable "know-your-customer" and Anti-Money Laundering Laws to the extent reasonably requested at least 10 Business Days prior to the Effective Date including, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, delivery of a Beneficial Ownership Certification in relation to the Borrower to any Lender that has requested such Beneficial Ownership Certification.

(g)          All costs, fees, expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least two Business Days prior to the Effective Date and the fees contemplated by the Fee Letters payable to the Arrangers, the Administrative Agent or the Lenders shall have been paid on or prior to the Effective Date, in each case, to the extent required by the Fee Letters or this Agreement to be paid on or prior to the Effective Date.

(h)         The Administrative Agent shall have received (in each case dated as of the Effective Date) (i) an officer’s certificate from the Borrower that the condition precedent contained in Sections 3.01(i) and (j) have been satisfied as of the Effective Date, and (ii) a Solvency Certificate from the chief financial officer or treasurer of the Borrower substantially in the form of Exhibit D hereto.

(i)          The representations and warranties contained in Section 4.01 shall be true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on and as of the Effective Date.

(j)           On and as of the Effective Date, no event shall have occurred and be continuing which constitutes a Default or an Event of Default.

SECTION 3.02.    Conditions Precedent to Each Borrowing, Issuance, Commitment Increase and Consent Date.  The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.04(d)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of each Issuing Bank to issue a Letter of Credit (other than an amendment decreasing the Available Amount of such Letter of Credit), each Commitment Increase and each extension of the Commitments under Section 2.06, shall be subject to all of the following conditions being satisfied (or waived in accordance with Section 8.01):

(a)          The Effective Date shall have occurred.

(b)       The representations and warranties contained in Section 4.01 (except for the representations and warranties set forth in Section 4.01(e)(iii) and Section 4.01(f)(i)) shall be true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on and as of each applicable date of such Borrowing, such Issuance, such Increase Date or such Consent Date before and after giving effect thereto and to the application of the proceeds therefrom, as though made on and as of each such applicable date.

(c)          On and as of each applicable date of such Borrowing, such Issuance, such Increase Date or such Consent Date before and after giving effect thereto and to the application of the proceeds therefrom, no event shall have occurred and be continuing, or would result from such Borrowing, such Issuance, such Commitment Increase or such Commitment extension or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

SECTION 3.03.    Determinations under Article III.  For the purposes of determining whether the conditions precedent specified in this Article III have been satisfied, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required thereunder to be consented to, approved by, acceptable to or satisfactory to the Lenders, unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date (or other applicable date) specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.    Representations and Warranties of the Borrower.  The Borrower represents and warrants as of the Effective Date, and thereafter as of each applicable date (and to the extent) specified in Section 3.02(b), as follows:

(a)         The Borrower (i) is a corporation duly organized and validly existing under the laws of the State of New Jersey and (ii) is duly qualified and in good standing under the laws of New Jersey and each of the respective states in which its principal operating facilities are located, except, with respect to this clause (ii) only, in states where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect.

(b)        The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents are (i) within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and (ii) do not contravene (x) the Borrower’s charter or by‑laws or (y) except to the extent such contravention would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, law or any material contractual restriction binding on the Borrower or, to the knowledge of the Borrower, any other contractual restriction binding on the Borrower.

(c)         No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the other Loan Documents.

(d)        This Agreement and the Notes (when delivered hereunder) have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(e)       (i) The consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at September 30, 2020, and the related statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent, fairly present the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of the Borrower and its Consolidated Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP consistently applied.

(ii)        The unaudited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of June 30, 2021, and the related unaudited consolidated statements of income and cash flows for the nine months then ended and set forth in the Borrower’s Report on Form 10-Q for the quarter ended June 30, 2021, copies of which have been furnished to the Administrative Agent, fairly present, in conformity which GAAP applied on a basis consistent with the financial statements referred to in clause (i) of this paragraph (e), the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year-end adjustments)

(iii)        Since September 30, 2020, there has been no material adverse change in the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, as shown on the consolidated balance sheet as of such date and the related consolidated statement of net income for the fiscal year then ended.

(f)          There is no pending (or, to the Borrower’s knowledge, threatened) action or proceeding against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, in which there is likely to be an adverse decision that (i) would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, except as disclosed in filings made by the Borrower with the SEC on or before the date that is five days prior to the date hereof, or (ii) purports to affect the legality, validity, binding effect or enforceability of this Agreement or any Note.

(g)       No proceeds of any Advance will be used directly or indirectly for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h)         The Borrower and its Subsidiaries have filed (or have obtained extensions of the time by which they are required to file) all United States Federal income tax returns and all other material tax returns required to be filed by them and have paid all taxes shown due on the returns so filed as well as all other material taxes, assessments and governmental charges which have become due, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and except for filings or payments the failure of which to make would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(i)          Each Plan, and, to the knowledge of the Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.  Without limiting the foregoing, neither the Borrower nor any of its Subsidiaries has incurred any liability, other than premiums payable in the ordinary course of business, to the PBGC established under ERISA in connection with any Plan or Multiemployer Plan, that would (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(j)         The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(k)       No statement, information, report, representation, or warranty made by the Borrower in this Agreement or furnished to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with this Agreement or contained in any filing made by the Borrower with the SEC (taken as a whole with all other information, including amendments and supplements then filed with the SEC) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l)         The Borrower and its Subsidiaries are, as of the Effective Date, after giving effect to the making of any Advances on such date  and application of the proceeds thereof, on a consolidated basis, Solvent.

(m)        As of the Effective Date, each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any real estate asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such real estate asset or the operations of the Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(n)        (i) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions Laws, and the Borrower, its Subsidiaries and their respective officers and to the knowledge of the Borrower its directors, employees and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions Laws in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective officers, or, to the knowledge of the Borrower or such Subsidiary, their respective directors or employees or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(ii)         No part of the proceeds of any Borrowing or Letter of Credit will be used, directly or indirectly, (x) for the purpose of financing any activities or business of or with any Person that at such time is the subject of any Sanctions, with or in any country or territory to the extent that such country or territory is the subject of any Sanctions, or in any other manner that reasonably would be expected to result in the Borrower or any Lender being in breach of any Sanctions Laws, (y) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law, or (z) in any way that would violate the Patriot Act or any Anti-Money Laundering Laws.

(o)          The information included in the Beneficial Ownership Certification is true and correct in all respects.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01.    Affirmative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit is outstanding (unless the outstanding L/C Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that, unless the Majority Lenders shall otherwise consent in writing:

(a)        Corporate Existence, Compliance with Laws, Etc.  The Borrower will maintain its corporate existence and comply, and cause each Subsidiary to comply, with all applicable laws, statutes, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and applicable Environmental Laws, except for any non‑compliance which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.  The Borrower will maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions Laws.

(b)        Taxes, Charges, Etc.  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged, all taxes, assessments and other governmental charges imposed upon it or any of its Subsidiaries and its and their properties, or any part thereof or upon the income or profits therefrom, as well as all claims for labor, materials or supplies which if unpaid might by law become a Lien or charge upon any property of the Borrower or any such Subsidiary, except such items as are being in good faith appropriately contested by the Borrower or any of its Subsidiaries and as to which appropriate reserves are being maintained and except for such items the non‑payment of which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(c)       Performance of Material Obligations.  The Borrower will, and will cause each of its Subsidiaries to, perform and observe each contractual, legal and other obligation binding upon the Borrower or such Subsidiary, as the case may be, except where the failure to do so would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(d)        Books and Records; Inspection.  The Borrower will, and will cause each of its Subsidiaries to, keep adequate records and books of account, in which complete entries will be made in accordance with GAAP and to permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be).

(e)        Property.  The Borrower will maintain, preserve and keep its own and will cause its Subsidiaries to keep their principal plants and properties and every part thereof in good repair, working order and condition and from time to time make all needful and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except in each case when the failure to do so would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(f)        Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations.

(g)          Reporting Requirements.  The Borrower will furnish to the Administrative Agent (who shall furnish to the Lenders):

(i)          as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Borrower;

(ii)         as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Consolidated Subsidiaries, containing consolidated financial statements for such year certified in a manner acceptable to the SEC by Ernst & Young, L.L.P. or other independent public accountants acceptable to the Majority Lenders including a report and opinion of such accountants prepared in accordance with the standards of the Public Company Accounting Oversight Board and not subject to any going concern or like qualification or exception or any qualification or exception as to the scope of such audit;

(iii)       as soon as possible and in any event within five days after the occurrence of each Default and each Event of Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;

(iv)        promptly after the sending or filing thereof, copies of all reports which the Borrower sends to its security holders generally, and copies of all reports and registration statements which the Borrower or any Subsidiary of the Borrower files with the SEC or any national securities exchange;

(v)         such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request; and

(vi)      together with the financial statements delivered pursuant to clauses (i) and (ii) above, a certificate of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, setting forth calculations demonstrating compliance with the covenant set forth in Section 5.02(e).

Reports and financial statements required to be delivered by the Borrower pursuant to paragraphs (i), (ii) and (iv) of this Section 5.01(g) shall be deemed to have been delivered on the date on which it posts such reports, or reports containing such financial statements, on its website on the Internet at www.bd.com or when such reports, or reports containing such financial statements are posted on the SEC’s website at www.sec.gov; provided that it shall deliver paper copies of the reports and financial statements referred to in paragraphs (i), (ii) and (iv) of this Section 5.01(g) to the Administrative Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent; and provided further that in every instance it shall provide paper copies of the certificate required by subsection (vi) to the Administrative Agent until such time as the Administrative Agent shall provide it written notice otherwise

(h)         Use of Proceeds. The Borrower will use the proceeds of the Advances and Letters of Credit hereunder for general corporate purposes (in compliance with all applicable legal and regulatory requirements, including those described in Section 4.01(n)(ii)); provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds.

SECTION 5.02.    Negative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit is outstanding (unless the outstanding L/C Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that, unless the Majority Lenders shall otherwise consent in writing:

(a)         Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, at any time create, assume or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i)           Liens existing on assets of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event;

(ii)         Liens on assets securing Debt of the Borrower or any Subsidiary of the Borrower incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such assets, provided that such Lien attaches to such assets concurrently with or within 180 days after the acquisition thereof or completion of construction or improvements thereof, as applicable;

(iii)        Liens on assets of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event;

(iv)       Liens existing on assets prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower and not created in contemplation of such acquisition;

(v)          Liens in connection with the issuance of tax-exempt industrial development bonds;

(vi)        Liens on deposits, cash or cash equivalents, if any, in favor of the Issuing Banks and/or the Swingline Lender to cash collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder;

(vii)        Liens securing Capital Lease Obligations;

(viii)      Liens arising in connection with any Permitted Securitization and any amendment, renewal, increase or extension thereof; provided that such Liens shall only apply to the receivables of the Borrower or any Subsidiary, as applicable, subject to the Permitted Securitization and any assets related thereto, as applicable;

(ix)       Liens arising out of the refinancing, extension, renewal or refunding of any Debt of the Borrower or any Subsidiary of the Borrower secured by any Lien permitted by any of the foregoing clauses of this Section 5.02(a), provided that such Debt is not increased (except by fees, interest, expenses and other charges in connection with or arising out of such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

(x)         Liens on property of a member of Borrower or any Subsidiary of the Borrower in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute; and

(xi)      additional Liens; provided that the aggregate principal amount of Debt secured thereby (together with any incurrence of Debt of Subsidiaries under Section 5.02(f)(xvi)) shall not exceed an amount equal to 15% of Consolidated Net Worth in the aggregate at any one time outstanding.

(b)         Mergers, Etc.  The Borrower will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries (taken as a whole) to any Person, except that the Borrower may merge or consolidate with or into any other Person so long as (i) immediately after giving effect to such transaction, no Default or Event of Default would exist and (ii) (x) the Borrower is the surviving corporation or (y) the surviving Person (1) is a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, (2) has long-term senior unsecured, unguaranteed debt securities rated no lower than the lower of (A) Baa3 by Moody’s or BBB- by Standard & Poor’s or (B) the rating assigned by Moody’s and Standard & Poor’s to the Rated Securities immediately prior to such transaction, (3) expressly assumes all of the Borrower’s obligations under this Agreement and (4) provides such information required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, as is reasonably requested in writing by the Administrative Agent and such other approvals, opinions or documents consistent with the requirements in Section 3.01 hereof as the Administrative Agent (in consultation with the Lenders) may reasonably request.

(c)        Transactions with Affiliates.  Except as expressly permitted by this Agreement, the Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, make any investment in an Affiliate, transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate, merge into or consolidate with or purchase or acquire property from an Affiliate or enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that:

(i)         any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity;

(ii)         the Borrower and its Subsidiaries may enter into transactions with Affiliates if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate; and

(iii)       the foregoing provisions of this Section 5.02(c) shall not prohibit (x) the Borrower or any Subsidiary from declaring or paying any lawful dividend or other payment ratably in respect to all of its capital stock of the relevant class or (y) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliates.

(d)         Change in Nature of Business.  The Borrower will not make any material change in the nature of the business of the Borrower and its Subsidiaries taken as a whole as carried on at the date hereof.

(e)         Financial Covenants. The Borrower will not permit the Leverage Ratio as of the last day of any fiscal quarter of the Borrower following the Effective Date to be greater than 4.25:1.00; provided that, following the consummation of a Leverage Increase Material Acquisition and the receipt by the Administrative Agent of notice thereof from the Borrower, the Borrower will not permit the Leverage Ratio to be greater than 4.75:1.00 for each of the first four fiscal quarters ending after the consummation of such Leverage Increase Material Acquisition (a “Leverage Increase Period”); provided, further, that after the expiration of any Leverage Increase Period, such Leverage Ratio shall not exceed 4.25:1:00 as of the end of at least one fiscal quarter of the Borrower before a subsequent Leverage Increase Period may be permitted to commence pursuant to this Section 5.02(e).

(f)         Subsidiary Indebtedness. The Borrower will not permit any of its Subsidiaries (unless such Subsidiary has guaranteed the obligations hereunder pursuant to a guarantee which is reasonably satisfactory to the Administrative Agent) to create, incur, assume or permit to exist any Debt, or become or remain liable (contingent or otherwise) to do any of the foregoing, except for the following:

(i)          Debt of any Subsidiary of the Borrower existing on the date hereof and listed on Schedule II and extensions, renewals and replacements of any such Debt; provided that such extending, renewal or replacement Debt (i) shall not be Debt of an obligor that was not an obligor with respect to the Debt being extended, renewed or replaced, (ii) shall not be in a principal amount that exceeds the principal amount of the Debt being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Debt thereon and reasonable refinancing or renewal fees, costs and expenses), (iii) shall not have an earlier maturity date or shorter weighted average life than the Debt being extended, renewed or replaced and (iv) shall be subordinated to the Debt incurred hereunder on terms (if any) at least as favorable to the Lenders as the Debt being extended, renewed or replaced;

(ii)        guarantees by any Subsidiary of the Borrower of Debt of other Subsidiaries of the Borrower otherwise permitted under this Section 5.02(f);

(iii)        Debt owed by Subsidiaries of the Borrower to the Borrower or any of its Subsidiaries;

(iv)         Debt of any Receivables Subsidiary in connection with any Permitted Securitization;

(v)          Debt of any Subsidiary of the Borrower incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Debt assumed by any Subsidiary of the Borrower in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Debt is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;

(vi)       Debt of any Subsidiary of the Borrower in respect of letters of credit issued on behalf of such Subsidiary in the ordinary course of business;

(vii)     Debt owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(viii)      Debt arising from agreements of any Subsidiary of the Borrower providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any acquisition or the disposition of any business, assets or a Subsidiary of the Borrower not prohibited by this Agreement;

(ix)         Debt consisting of the financing of insurance premiums in the ordinary course of business;

(x)          Acquired Debt of Subsidiaries, so long as such Debt is not guaranteed by, or otherwise of recourse to, the Borrower;

(xi)        Debt arising from the honoring by a bank or financial institution of a check or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Debt is repaid within five Business Days;

(xii)       Debt of any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Debt for borrowed money), in each case provided in the ordinary course of business;

(xiii)      Debt of a Subsidiary in respect of non-speculative Swap Agreements relating to the business or operations of such Subsidiary;

(xiv)      any Debt arising as a result of short-term sale and repurchase transactions entered into by a Subsidiary on market terms and in respect of marketable securities held for investment purposes where the applicable Subsidiary enters into back to back, foreign exchange, swap or derivative transaction in the ordinary course of business; provided that the amount of such Debt doesn’t exceed the principal amount of the securities sold;

(xv)       Debt under local lines of credit and working capital facilities of Subsidiaries organized under the laws of jurisdictions other than the United States, any State thereof or the District of Columbia in an aggregate principal amount not exceeding $250,000,000 at any time outstanding;

(xvi)      other Debt of the Subsidiaries; provided that the aggregate principal amount of Debt (together with any incurrence of Liens secured by Debt under Section 5.02(a)(xi)) shall not exceed an amount equal to 15% of Consolidated Net Worth in the aggregate at any one time outstanding; and

(xvii)     any Debt of Foreign Special Purpose Subsidiaries which have (x) no material operating assets and (y) non-operating assets which are limited to cash, loan receivables or other similar receivables reflecting intercompany loan arrangements; provided that such Debt of Foreign Special Purpose Subsidiaries is not guaranteed by, or of recourse to, any other Subsidiary.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.     Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)          The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or any fee or other amount payable hereunder or under the other Loan Documents when due and such failure remains unremedied for three Business Days; or

(b)       Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)         (i)  The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(g)(iii) (solely with respect to the occurrence of an Event of Default), 5.01(i) or 5.02; (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(g)(iii) (solely with respect to the occurrence of a Default) and such failure remains unremedied for five days after the Borrower has knowledge thereof, or (iii) the Borrower shall fail to perform or observe any other term or covenant of this Agreement on its part to be performed or observed, and such failure remains unremedied for 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)         The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any other Debt of the Borrower or such Subsidiary which is outstanding in a principal amount of at least $250,000,000 in the aggregate when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt or, in the case of Debt of the Borrower or any of its Subsidiaries which is outstanding in a principal amount of at least $250,000,000 in the aggregate, to permit the holders (or the agent or other representative of such holders) to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)          The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any of its Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)        Any judgment or order for the payment of money in excess of $250,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings shall not have been stayed or (ii) there shall be any period of 30 consecutive days during which such judgment or order shall remain unpaid and a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)          A Change in Control shall occur;

(h)          The Borrower shall incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) that would (either individually or in the aggregate) materially adversely affect the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries (taken as a whole); or

(i)          (i)  At any time after its execution and delivery, any material provision of this Agreement or any other Loan Document ceases to be in full force and effect against the Borrower (other than as expressly permitted hereunder or by reason of the satisfaction in full of the obligations hereunder in accordance with the terms hereof) or shall be declared null and void or (ii) the Borrower shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party;

Then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.04(d)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.04(d)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02.    Actions in Respect of the Letters of Credit upon Event of Default.  If any Event of Default shall have occurred and be continuing, the Administrative Agent may with the consent, or shall at the request, of the Majority Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding (but only to the extent such Available Amount has not already been Cash Collateralized) or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Majority Lenders and not more disadvantageous to the Borrower than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate amount available to be drawn under all outstanding Letters of Credit shall be immediately due and payable to the Administrative Agent for the account of the Lenders without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in the L/C Cash Deposit Account.  If at any time an Event of Default is continuing the Administrative Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Administrative Agent and the Lenders or that the total amount of such funds is less than the aggregate amount available to be drawn under all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate amount available to be drawn over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law.  After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01.     Authorization and Authority.  Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf as the administrative agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VII are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third‑party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02.     Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03.    Exculpatory Provisions.  (a)  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)         shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)         The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c)        The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04.     Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05.     Indemnification.  The Lenders severally agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then owed to them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Revolving Credit Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out‑of‑pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.06.    Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub‑agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

       SECTION 7.07.    Resignation of Administrative Agent.  (a)  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)        If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)        With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders hereunder, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)         Subject to the immediately following sentence, any resignation pursuant to this Section by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrower and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 7.08.     Non‑Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the syndication agent, any documentation agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.09.    No Other Duties, Etc...  Anything herein to the contrary notwithstanding, none of the Arrangers, the syndication agent or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Administrative Agent or a Lender.  No Arranger or documentation agent shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Arrangers or the documentation agents in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

SECTION 7.10.    Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.05, 2.13, 2.17, 7.05 and 8.04) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05, 2.13, 2.17, 7.05 and 8.04.

SECTION 7.11.     Erroneous Payments.  (a) If the Administrative Agent (x) notifies a Lender, Issuing Bank, Swingline Lender or any Person who has received funds on behalf of a Lender, Swingline Lender or Issuing Bank (any such Lender, Issuing Bank, Swingline Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Swingline Lender or other Payment Recipient on its behalf) (any such funds, whether  transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 7.11 and held in trust for the benefit of the Administrative Agent, and such Lender, Swingline Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)          Without limiting immediately preceding clause (a), each Lender, Issuing Bank, Swingline Lender or any Person who has received funds on behalf of a Lender, Issuing Bank or Swingline Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)          it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)          such Lender, Issuing Bank or Swingline Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 7.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 7.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 7.11(a) or on whether or not an Erroneous Payment has been made.

(c)         Each Lender, Issuing Bank or Swingline Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Swingline Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Swingline Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)         (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Advances (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender  shall deliver any Notes evidencing such Advances to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)         Subject to Section 8.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Advance acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advance are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)        The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Swingline Lender, to the rights and interests of such Lender, Issuing Bank or Swingline Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such obligations in respect of Advances that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower; provided that this Section 7.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Borrower relative to the amount (and/or timing for payment) of the obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)         To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)      Each party’s obligations, agreements and waivers under this Section 7.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, Issuing Bank or Swingline Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Loan Document.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.     Amendments, Etc..  No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by (a) all the Lenders, do any of the following: (i) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances or the number of Lenders (including the definition of “Majority Lenders”), that shall be required for the Lenders or any of them to take any action hereunder, (ii) extend the maturity of a Swingline Loan past the Termination Date as provided in Section 2.03(a), (ii) extend the maturity of a Letter of Credit past the Termination Date as provided in Section 2.04(a) or (iv) amend this Section 8.01; and (b) by each Lender directly affected thereby do any of the following: (i) increase the Commitments of such Lender (it being understood that amendments or waivers of conditions precedent, representations, covenants, Defaults or Events of Default shall not constitute an increase in the Commitment of any Lender) or subject such Lender to any additional obligations (other than as provided for in Section 2.18), (ii) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder or (iii) postpone the Commitment Termination Date or any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder (other than as provided for in Section 2.06); and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement and (z) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Swingline Lender in its capacity as such under this Agreement.  This Agreement and any other Loan Documents constitute the entire agreement of the parties with respect to the subject matter hereof and thereof. Notwithstanding anything to the contrary contained in this Section 8.01, this Agreement may be amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order to cure any ambiguity, typographical error, defect or inconsistency so long as such amendment, supplement or waiver does not impose additional obligations on, or otherwise adversely affect the interests of, any Lender; provided that the Administrative Agent shall promptly give the Lenders a copy of any such amendment, supplement or waiver upon the execution thereof.

SECTION 8.02.       Notices, Etc.

(a)         Notices Generally.  All notices and other communications provided for herein shall be in writing and shall be delivered by electronic transmission or by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)          if to the Borrower, to Becton, Dickinson and Company at, 1 Becton Drive, Franklin Lakes, New Jersey 07417‑1880, Attention of Greg Rodetis – Senior Vice President and Treasurer (Telephone No. (201) 847‑6875);

(ii)       if to the Administrative Agent, to Citibank Delaware at One Penns Way, OPS II, Floor 2, New Castle, DE 19720, Attn: Agency Operations (Facsimile No. (646) 274-5080; Telephone No. (302) 894-6010; Email GlAgentOfficeOps@Citi.com);

(iii)         if to the Swingline Lender, to Wells Fargo Bank at 7711 Plantation Road, Roanoke, VA 24019 (Facsimile No. (866) 270-7214);

(iv)        if to an Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as an Issuing Bank hereunder; and

(v)          if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b); provided that materials required to be delivered pursuant to Section 5.01(g)(i), (ii) or (iv) may be delivered to the Administrative Agent as specified in Section 5.01. All such notices and communications shall, when mailed or faxed (or transmitted by electronic other communication), be effective when deposited in the mail or fax (or transmitted by electronic communication), respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent.

(b)         Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank or the Swingline Lender pursuant to Article II if such Lender or Issuing Bank or the Swingline Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e‑mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)          Platform.

(i)         The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)         The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non‑infringement of third‑party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated herein which is distributed to the Administrative Agent or any Lender or Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 8.03.      No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.       Costs, Expenses and Indemnification.

(a)        The Borrower agrees to pay and reimburse within 30 days after demand (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, the reasonable and documented fees and out‑of‑pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement and the other Loan Documents, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Swingline Lender in connection with the issuance, amendment, renewal or extension of any Swingline Loan or any demand for payment thereunder.  The Borrower further agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses, if any (including, without limitation, reasonable and documented counsel fees and expenses of the Administrative Agent, each Issuing Bank, the Swingline Lender and each of the Lenders), incurred by the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable and documented counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

(b)         The Borrower hereby indemnifies the Administrative Agent, CGMI, the syndication agent, each documentation agent, each Arranger, each Lender, the Swingline Lender, each Issuing Bank and each of their respective Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Advances, Swingline Loans or Letters of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit as determined using international standard practices), whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article III are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non‑appealable judgment by a court of competent jurisdiction to have resulted (i) from such Indemnified Party’s gross negligence or willful misconduct, (ii) from a breach of this Agreement by such Indemnified Party, or (iii) from disputes among such Indemnified Parties other than any claims against the Administrative Agent in its capacity or in fulfilling its role as agent with respect to this Agreement and other than any claims arising out of any act or omission on the part of the Borrower or its Affiliates; provided that, any legal expenses shall be limited to the reasonable and documented fees and out-of-pocket expenses of one counsel for all Indemnified Parties taken as a whole and if reasonably necessary, a single local counsel for all Indemnified Parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnified Parties similarly situated taken as a whole.

The Borrower hereby further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower for or in connection with or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Advances, Swingline Loans or Letters of Credit or any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby, except to the extent direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) are found in a final, non‑appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; provided that nothing in this paragraph shall be deemed to constitute a waiver of any claim the Borrower may have, or to exculpate any Person from any liability that such Person may have to the Borrower, for breach by such Person of its obligations under this Agreement.  In no event shall any Indemnified Party have any liability to the Borrower or any other Person for any indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) in connection with or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby.

(c)          If any payment of principal of, or Conversion or Continuation of, any Eurocurrency Rate Advance is made other than on the last day of an Interest Period for such Advance, as a result of acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason (other than a payment or Conversion pursuant to Section 2.14), or the Borrower fails (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or Convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower, the Borrower shall pay (subject to the last sentence of this Section 8.04(c)) to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, Continuation, Conversion or failure to prepay, borrow, continue or Convert, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.  The Borrower shall pay amounts owing to any Lender pursuant to this Section 8.04(c) within 30 days after receipt from such Lender of a certificate setting forth in reasonable detail the calculation of the amount such Lender is entitled to claim under this Section 8.04(c) (which certificate shall be conclusive and binding for all purposes, absent manifest error).

SECTION 8.05.       Right of Set‑off.  Upon (i) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness (in whatever currency) at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower (all such deposits and other indebtedness being herein called “Obligations”) against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any other Loan Document held by such Lender, whether or not such Lender shall have made any demand under this Agreement and although the Obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrower after any such set‑off and application made by such Lender or such Affiliate, provided that the failure to give such notice shall not affect the validity of such set‑off and application.  The rights of each Lender and its Affiliate under this Section are in addition to other rights and remedies (including, without limitation, other rights of set‑off) which such Lender or such Affiliate may have.

SECTION 8.06.       Binding Effect.  On the Effective Date, this Agreement shall become effective and amend and restate the Existing Credit Agreement (without constituting a novation thereof) and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

SECTION 8.07.       Assignments and Participations.

(a)          Successors and Assigns Generally.  No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B)        in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)         Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non‑pro rata basis.

(iii)        Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received electronically, by hand or by overnight courier, at the notice address specified by the Borrower in Section 8.02, a written request for such consent;

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Commitments or Advances if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment or an Advance or an Affiliate of such Lender; and

(C)         the consent of each Issuing Bank and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Commitments (such  consent not to be unreasonably withheld or delayed).

(iv)        Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)        No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)        No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)       Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Ratable Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)          Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Swingline Lender, any Issuing Bank or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 8.01(a) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 8.04(c) and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.16 (it being understood that the documentation required under Section 2.16 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 8.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.13 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 8.12 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.08.     Governing Law; Submission to Jurisdiction.  (a)  Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)          Jurisdiction.  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)         Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 8.09.  Severability.  In case any provision in this Agreement or in any other Loan Document shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or such other Loan Document, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.10.      Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.11.     Survival.  The obligations of the Borrower under Sections 2.09, 2.13, 2.16 and 8.04, and the obligations of the Lenders under Section 7.05, shall survive the repayment of the Advances, the termination of the Commitments and the termination of this Agreement.  In addition, each representation and warranty made, or deemed to be made by any Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Advance or Issuance of any Letter of Credit, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

SECTION 8.12.     Substitution of Lender.  If (a) the obligation of any Lender to make, Continue or otherwise maintain Eurocurrency Rate Advances has been suspended pursuant to Section 2.14, (b) any Lender has demanded compensation under Section 2.13 or 2.14, (c) any Lender shall fail to consent to an amendment or a waiver which pursuant to the terms of Section 8.01 requires the consent of all Lenders and with respect to which the Majority Lenders shall have granted their consent, (d) any Lender is a Defaulting Lender or (e) any Lender shall be a Non‑Extending Lender, the Borrower shall have the right, if no Default or Event of Default then exists, at the Borrower’s expense, to replace such Lender (the “Replaced Lender”) with one or more Eligible Assignee(s), (each, a “Replacement Lender”) acceptable to the Administrative Agent and each Issuing Bank, provided that:

(i)         at the time of any replacement pursuant to this Section 8.12, the Replacement Lenders shall enter into one or more Assignment and Assumption Agreements, pursuant to which such Replacement Lenders shall acquire the Commitments and outstanding Advances of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Advances of the Replaced Lender, (B) an amount equal to all accrued and unpaid Facility Fees and Letter of Credit commissions owing to the Replaced Lender and (C) an amount equal to the amount which would be payable by the Borrower to the Replaced Lender pursuant to Section 8.04(c) if the Borrower prepaid at the time of such replacement all of the Advances of such Replaced Lender outstanding at such time; and

(ii)        all obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon (I) the execution of the respective Assignment and Assumption Agreements, (II) the payment of amounts referred to in clauses (i) and (ii) above and (III) if so requested by a Replacement Lender, delivery to such Replacement Lender of the appropriate Note or Notes executed by the Borrower, each Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder.

SECTION 8.13.   Confidentiality.  Each Lender agrees to hold all non‑public information obtained pursuant to the provisions of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices, provided that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender or to the Administrative Agent (or to CGMI), (ii) upon the order of any court or administrative agency or otherwise to the extent required by law, statute, rule, regulation or judicial process, (iii) to bank examiners or upon the request or demand of any other regulatory agency or authority, (iv) which had been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender prohibited by this Agreement, (v) in connection with any litigation to which any one or more of the Lenders or the Administrative Agent is a party, or in connection with the exercise of any remedy hereunder or under any other Loan Document, (vi) to such Lender’s or Administrative Agent’s Affiliates and their respective agents, advisors, third party service providers, legal counsel and independent auditors and accountants and (vii) subject to provisions substantially similar to those contained in this Section, to (A) any actual or proposed participant or assignee (or any of its agents or professional advisors) or (B) any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower and its Subsidiaries or to any credit insurance provider relating to the Borrower and its obligations, and the obligations of the Borrower under this Agreement to the extent they relate to such securitization, swap or derivative transaction.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to Moody’s and Standard & Poor’s and other rating agencies and to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

SECTION 8.14.   No Fiduciary Relationship.  The Administrative Agent, the syndication agent, the documentation agents, each Lender and their respective Affiliates may have economic interests that conflict with those of the Borrower and/or its Affiliates.  The Borrower acknowledges that none of the Administrative Agent, the syndication agent, any documentation agent or any Lender (in their respective capacities as such) has any fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders (in such capacities), on the one hand, and the Borrower, on the other, in connection herewith or therewith is solely that of creditor and debtor.  This Agreement does not create a joint venture among the parties.

SECTION 8.15.     Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act and/or the Beneficial Ownership Regulation.

SECTION 8.16.    No Liability of the Issuing Banks.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  Neither an Issuing Bank nor any of its Related Parties shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the failure to obtain any document (other than any sight draft, certificates and documents expressly required by the applicable Letter of Credit); (c) validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (e) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  In furtherance and not in limitation of the foregoing, such Issuing Bank may, in its sole discretion, either accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting or refusing such documents.

SECTION 8.17.    Judgment.  (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that such amount in Dollars be converted into an amount equal to the Equivalent amount in such other currency on the Business Day preceding that on which final judgment is given.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Euros into Dollars, the parties agree to the fullest extent that they may effectively do so, that such amount in Euros be converted into an amount equal to the Equivalent amount in Dollars on the Business Day preceding that on which final judgment is given.

(b)       The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.

SECTION 8.18.     Substitution of Currency.  If a change in Euros occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi‑national authority, this Agreement (including, without limitation, the definition of EURIBOR) will be amended to the extent determined by the Administrative Agent (acting reasonably and in consultation with the Borrower) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in Euros had occurred.

SECTION 8.19.     Acknowledgement and Consent to Bail‑In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write‑down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write‑Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)         the effects of any Bail‑in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write‑down and conversion powers of the applicable Resolution Authority.

SECTION 8.20.     Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Subsidiaries, that at least one of the following is and will be true:

(i)        such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Advances, the Commitments, the Swingline Loans or the Letters of Credit;

(ii)         the transaction exemption set forth in one or more PTEs, such as PTE 84‑14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96‑23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments, the Swingline Loans, the Letters of Credit and this Agreement;

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments, the Swingline Loans, the Letters of Credit and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments, the Swingline Loans, the Letters of Credit and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments, the Swingline Loans, the Letters of Credit and this Agreement; or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such a Lender has not provided another representation, warranty and covenant as provided in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that: none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Advances, the Commitments, the Swingline Loans, the Letters of Credit and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 8.21.    Waiver of Jury Trial.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BECTON, DICKINSON AND COMPANY

By:	/s/ Gregory Rodetis
Name: Gregory Rodetis
Title: Senior Vice President & Treasurer

[Signature Page to Credit Agreement]

CITIBANK, N.A.,
as Administrative Agent, an Issuing Bank, and a Lender

By:	/s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as an Issuing Bank and a Lender

By:	/s/ Andrea S Chen
Name: Andrea S Chen
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Director

[Signature Page to Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Brenda Heneghan
Name: Brenda Heneghan
Title: Director

By:	/s/ Nicolas Doche
Name: Nicolas Doche
Title: Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Gregory T Martin
Name: Gregory T Martin
Title: Executive Director

[Signature Page to Credit Agreement]

Morgan Stanley Bank, N.A.,

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Credit Agreement]

MUFG BANK, LTD., as a Lender

By:	/s/ Jack Lonker
Name: Jack Lonker
Title: Director

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Arjun P. Talwalkar
Name: Arjun P. Talwalkar
Title: Director

[Signature Page to Credit Agreement]

Lenders

US Bank National Association

By:	/s/ Michael West
Name: Michael West
Title: Senior Vice President

[Signature Page to Credit Agreement]

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

[Signature Page to Credit Agreement]

ING Bank N.V., Dublin Branch, as a Lender

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

By:	/s/ Cormac Langford
Name: Cormac Langford
Title: Director

[Signature Page to Credit Agreement]

INTESA SANPAOLO SPA, NY BRANCH, as a Lender

By:	/s/ Neil Derfler
Name: Neil Derfler
Title: Global Relationship Manager

By:	/s/ Alessandro Toigo
Name: Alessandro Toigo
Title: Head of Corporate

[Signature Page to Credit Agreement]

KBC Bank N.V., As a Lender

By:	/s/ Robbie Claes
Name: Robbie Claes
Title: Managing Director

By:	/s/ Francis X. Payne
Name: Francis X. Payne
Title: Managing Director

[Signature Page to Credit Agreement]

Lenders

PNC Bank, National Association

By:	/s/ Michael Richards
Name: Michael Richards
Title: SVP & Managing Director

[Signature Page to Credit Agreement]

CONFIDENTIAL

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Kristopher Tracy
Name: Kristopher Tracy
Title: Director, Financing Solutions

[Signature Page to Credit Agreement]

SVENSKA HANDELSBANKEN AB (PUBL), NEW YORK BRANCH, as a Lender

By:	/s/ Mark Emmett
Name: Mark Emmett
Title: Vice President

By:	/s/ Nancy D’Albert
Name: Nancy D’ Albert
Title: Vice President

[Signature Page to Credit Agreement]

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Andrew D. Holtz
Name: Andrew D. Holtz
Title: Senior Vice President

[Signature Page to Credit Agreement]

The Toronto-Dominion Bank, New York Branch

By:	/s/ Maria Macchiaroli
Name: Maria Macchiaroli
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SCHEDULE I
BECTON DICKINSON AND COMPANY
CREDIT AGREEMENT
COMMITMENTS

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment	Swingline Commitment
Citibank, N.A.	$194,000,000	$50,000,000
Wells Fargo Bank, N.A.	$194,000,000	$50,000,000	$100,000,000
Barclays Bank PLC	$194,000,000
BNP Paribas	$194,000,000
Goldman Sachs Bank USA	$194,000,000
JPMorgan Chase Bank, N.A.	$194,000,000
Morgan Stanley Bank, N.A.	$194,000,000
MUFG Bank, Ltd.	$194,000,000
The Bank of Nova Scotia	$194,000,000
US Bank National Association	$194,000,000
Bank of China, New York Branch	$90,000,000
ING Bank N.V. – Dublin Branch	$90,000,000
Intesa Sanpaolo SPA, NY Branch	$90,000,000
KBC Bank N.V.	$90,000,000
PNC Bank, National Association	$90,000,000
Standard Chartered Bank	$90,000,000
Svenska Handelsbanken AB (publ), New York Branch	$90,000,000
The Northern Trust Company	$90,000,000
The Toronto-Dominion Bank, New York Branch	$90,000,000
Total:	$2,750,000,000	$100,000,000	$100,000,000

SCHEDULE II
BECTON DICKINSON AND COMPANY
CREDIT AGREEMENT
SUBSIDIARY INDEBTEDNESS

Subsidiary Indebtedness

($ Millions)

Subsidiary	Debt Instrument	Maturity	Amount
CR Bard Inc	Senior Note	December 2026	$13

2

 EXHIBIT A

Form of Note

U.S.$_________	Dated [___], 202_

FOR VALUE RECEIVED, the undersigned, BECTON, DICKINSON AND COMPANY, a New Jersey corporation (the “Borrower”), HEREBY PROMISES TO PAY to _________________ or its registered assigns (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) on the earlier of the Commitment Termination Date applicable to the Lender and the Termination Date the principal sum of U.S.$[amount of the Lender’s Revolving Credit Commitment in figures] or, if less, the aggregate principal amount of the Advances (as defined below) made by the Lender to the Borrower pursuant to the Credit Agreement then outstanding. Capitalized terms used herein but not defined shall have the meanings ascribed thereto in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Advance (i) in Dollars are payable in lawful money of the United States of America to Citibank, N.A., as Administrative Agent, at the Agent’s Account, in same day funds and (ii) in any Euro are payable in Euro to Citibank, N.A., as the Administrative Agent, at the Agent’s Account in same day funds. Each Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement, dated as of September 24, 2021 (the “Credit Agreement”), among the Borrower, the Lender and certain other banks parties thereto and Citibank, N.A., as Administrative Agent for the Lender and such other banks. The Credit Agreement, among other things, (i) provides for the making of advances (the “Advances”) by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York, United States.

BECTON, DICKINSON AND COMPANY

By:
Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid of Principal Balance	Notation Made By

EXHIBIT B

Form of Notice of Borrowing

Citibank, N.A., as Administrative
Agent for the Lenders party
to the Credit Agreement
referred to below
1615 Brett Road, Building #3
New Castle, DE 19720
Attention: Agency Operations

[Date]

Ladies and Gentlemen:

The undersigned, Becton, Dickinson and Company, refers to the Amended and Restated Credit Agreement, dated as of September 24, 2021 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)           The Business Day of the Proposed Borrowing is ___________ __, _____.1

(ii)          The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

(iii)        The aggregate amount of the Proposed Borrowing is [$__________][for a Borrowing in a Committed Currency, list currency and amount of Borrowing].2

(iv)         [The initial Interest Period for each Advance made as part of the Proposed Borrowing is ______ month[s]].3

[1]
(a)          Each Borrowing shall be made on notice, given not later than 3:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing (in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars), given not later than 3:00 P.M. (New York City time) on the fourth Business Day prior to the date of the proposed Borrowing (in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Euros), or given not later than 1:00 P.M. (New York City time) on the Business Day of the proposed Borrowing (in the case of a Borrowing consisting of Base Rate Advances), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by transmission by facsimile or electronic communication.

[2]	The Borrower may only select Advances for any Borrowing in an aggregate amount of $10,000,000 or $1,000,000 in excess thereof, and, €10,000,000 or €1,000,000 in excess thereof, as applicable.

[3]
For Eurocurrency Rate Advances only, Interest Periods can have a duration of one, three or six months. The Interest Period can also be for a duration of 12 months if, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Administrative Agent that such Lender will be providing funding for such Eurocurrency Rate Advance with such Interest Period (the failure of any Lender to do so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Eurocurrency Rate Advance shall be one, three or six months, as specified by the Borrower as the desired alternative to the Interest Period of twelve months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)
[the representations and warranties contained in Section 4.01 of the Credit Agreement [(except for the representations and warranties set forth in Section 4.01(e)(iii) and Section 4.01(f)(i))][4] are true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom]”[5]; and

(B)	[no event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default][6].

[4]	To be included in in the case of any Borrowing or Issuance after the Effective Date.

[5]	To be included in case of each Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.04(d)).

[6]	To be included in case of each Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.04(d)).

Very truly yours,

BECTON, DICKINSON AND COMPANY

By:
Name:
Title:

EXHIBIT C

Form of Assignment and Assumption

CUSIP Number:

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]7  Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]8 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]9 hereunder are several and not joint.]10  Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[7]
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[8]
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[9]	Select as appropriate.

[10]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

[Assignee is an [Affiliate] of [identify Lender]

3.	Borrower:	Becton, Dickinson and Company

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Amended and Restated Credit Agreement dated as of     September 24, 2021 among Becton, Dickinson and Company, the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][11]	Assignee[s][12]	Facility Assigned[13]	Aggregate Amount of Commitment/Advances for all Lenders[14]	Amount of Commitment/Advances Assigned[15]	Percentage Assigned of Commitment/Advances[16]		CUSIP Number
			$		$	%
			$		$	%
			$		$	%

[11]	List each Assignor, as appropriate.

[12]	List each Assignee, as appropriate.

[13]
Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Letter of Credit Commitment,” etc.)

[14]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[15]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

[16]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

[7.	Trade Date: ______________]

[Page break]

 Effective Date: _____________ ___, 202__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][17]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][18]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[17]	Add additional signature blocks as needed.

[18]	Add additional signature blocks as needed.

[Consented to and][19] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as

Administrative Agent

By:
Title:

[Consented to:][20]

[NAME OF RELEVANT PARTY]

By:
Title:

[19]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[20]	To be added only if the consent of the Borrower and/or other parties (e.g., Issuing Bank and/or Swingline Lender) is required by the terms of the Credit Agreement.

ANNEX 1

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(g) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York. The provisions of Section 8.10 of the Credit Agreement are hereby incorporated herein, as if fully set forth herein, mutatis mutandis.

EXHIBIT D

Form of Solvency Certificate

SOLVENCY CERTIFICATE
of
BECTON, DICKINSON AND COMPANY
AND ITS SUBSIDIARIES

Pursuant to Section 3.01(h)(ii) of the Amended and Restated Credit Agreement dated as of September 24, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Becton, Dickinson and Company, a New Jersey corporation (the “Company”), the Lenders parties thereto and Citibank, N.A., as Administrative Agent for the Lenders, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer][treasurer] of the Company, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of any Advances under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such indebtedness:

a.	the fair value of the assets of the Company and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.
the present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	the Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	the Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Company, on behalf of the Company, and not individually, as of the date first stated above.

BECTON, DICKINSON AND COMPANY

By:
Name:
Title:

EXHIBIT E-1

Form of U.S. Tax Compliance Certificate

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of September 24, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Becton, Dickinson and Company, a New Jersey corporation, the Lenders parties thereto and Citibank, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 202[ ]

EXHIBIT E-2

Form of U.S. Tax Compliance Certificate

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of September 24, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Becton, Dickinson and Company, a New Jersey corporation, the Lenders parties thereto and Citibank, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 202[ ]

EXHIBIT E-3

Form of U.S. Tax Compliance Certificate

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of September 24, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Becton, Dickinson and Company, a New Jersey corporation, the Lenders parties thereto and Citibank, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 202[ ]

EXHIBIT E-4

Form of U.S. Tax Compliance Certificate

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of September 24, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Becton, Dickinson and Company, a New Jersey corporation, the Lenders parties thereto and Citibank, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 202[ ]